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                            STOCK PURCHASE AGREEMENT

                   dated as of the 21st day of October, 1997

                                  by and among

                      INTEGRATED ELECTRICAL SERVICES, INC.

                     SUMMIT ELECTRIC OF TEXAS, INCORPORATED

                                      and

       all of the STOCKHOLDERS of SUMMIT ELECTRIC OF TEXAS, INCORPORATED

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                               TABLE OF CONTENTS

                                                                                                                    Page
RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

1.       SALE AND PURCHASE OF STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.1     Sale and Purchase. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.2     Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.3     Certain Information With Respect to the Capital Stock of the Company and IES.  . . . . . . . . . . . . 5

2.       BOARD OF DIRECTORS AND OFFICERS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.1     Board of Directors.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.2     Officers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

3.       DELIVERY OF CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.1     Stockholders' Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.2     Stockholders' Deliveries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

4.       CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                 THE STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.1     Due Organization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.2     Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         5.3     Capital Stock of the Company.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         5.4     Transactions in Capital Stock; Organization Accounting.  . . . . . . . . . . . . . . . . . . . . . . . 8
         5.5     No Bonus Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         5.6     Subsidiaries; Ownership in Other Entities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         5.7     Predecessor Status; etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         5.8     Spin-off by the Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         5.9     Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         5.10    Liabilities and Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         5.11    Accounts and Notes Receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         5.12    Permits and Intangibles. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.13    Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.14    Personal Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.15    Significant Customers; Material Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . .  13
         5.16    Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.17    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.18    Compensation; Employment Agreements; Labor Matters.  . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.19    Employee Plans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.20    Compliance with ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.21    Conformity with Law; Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
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
         5.22    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.23    No Violations; No Consent Required, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.24    Government Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.25    Absence of Changes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.26    Deposit Accounts; Powers of Attorney.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.27    Validity of Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.28    Relations with Governments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.29    Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.30    Prohibited Activities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.31    No Warranties or Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.32    Interest in Customers and Suppliers and Related Party Transactions.  . . . . . . . . . . . . . . . .  22
         5.33    Registration Statement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.34    Authority; Ownership.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.35    Preemptive Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.36    No Commitment to Dispose of IES Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

6.       REPRESENTATIONS OF IES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.1     Due Organization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.2     Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.3     Capital Stock of IES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.4     Transactions in Capital Stock; Organization Accounting.  . . . . . . . . . . . . . . . . . . . . . .  24
         6.5     Subsidiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.6     Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.7     Liabilities and Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.8     Conformity with Law; Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.9     No Violations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.10    Validity of Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.11    IES Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.12    No Side Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.13    Business; Real Property; Material Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.14    Relations with Governments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.15    Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.16    Other Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.17    Draft Registration Statement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

7.       COVENANTS PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.1     Access and Cooperation; Due Diligence. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.2     Conduct of Business Pending Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.3     Prohibited Activities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.4     No Shop. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.5     Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.6     Notification of Certain Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.7     Amendment of Schedules.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.8     Cooperation in Preparation of Registration Statement.  . . . . . . . . . . . . . . . . . . . . . . .  32
         7.9     Final Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.10    Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33





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
         7.11    Authorized Capital.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.12    Compliance with the Hart-Scott Act.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS
                 AND COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.1     Representations and Warranties; Performance of Obligations.  . . . . . . . . . . . . . . . . . . . .  34
         8.2     Satisfaction.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.3     No Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.4     Opinion of Counsel.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.5     Registration Statement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.6     Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.7     Good Standing Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.8     No Material Adverse Change.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.9     Closing of IPO.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.10    Secretary's Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.11    Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.12    Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.13    Other Founding Companies.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF IES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.1     Representations and Warranties; Performance and Obligations. . . . . . . . . . . . . . . . . . . . .  36
         9.2     No Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.3     Secretary's Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.4     No Material Adverse Effect.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.5     Stockholders' Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.6     Satisfaction.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.7     Termination of Related Party Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.8     Opinion of Counsel.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.9     Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.10    Good Standing Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.11    Registration Statement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.12    Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.13    Closing of IPO.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.14    FIRPTA Certificate.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.15    Resignations of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

10.      COVENANTS OF IES AND THE STOCKHOLDERS AFTER CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         10.1    Release From Guarantees; Repayment of Certain Obligations. . . . . . . . . . . . . . . . . . . . . .  38
         10.2    Preservation of Tax and Accounting Treatment.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         10.3    Preparation and Filing of Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         10.4    Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

11.      INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         11.1    General Indemnification by the Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         11.2    Indemnification by IES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         11.3    Third Person Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
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
         11.4    Exclusive Remedy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         11.5    Limitations on Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

12.      TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         12.1    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         12.2    Liabilities in Event of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

13.      NONCOMPETITION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         13.1    Prohibited Activities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         13.2    Damages. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         13.3    Reasonable Restraint.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         13.4    Severability; Reformation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         13.5    Independent Covenant.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         13.6    Materiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

14.      NONDISCLOSURE OF CONFIDENTIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         14.1    Stockholders.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         14.2    IES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         14.3    Damages. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         14.4    Survival.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         14.5    Return of Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

15.      TRANSFER RESTRICTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         15.1    Transfer Restrictions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

16.      FEDERAL SECURITIES ACT REPRESENTATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         16.1    Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         16.2    Economic Risk; Sophistication. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

17.      REGISTRATION RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         17.1    Piggyback Registration Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         17.2    Registration Procedures. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         17.3    Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         17.4    Underwriting Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         17.5    Transfer of Rights.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         17.6    Rule 144 Reporting.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

18.      GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         18.1    Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         18.2    Successors and Assigns.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         18.3    Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         18.4    Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         18.5    Brokers and Agents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         18.6    Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         18.7    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         18.8    Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

         18.9    Survival of Representations and Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         18.10   Exercise of Rights and Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         18.11   Time.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         18.12   Reformation and Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         18.13   Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         18.14   Captions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         18.15   Amendments and Waivers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

                                    ANNEXES

         Annex I          -       Consideration to Be Paid to Stockholders

         Annex II         -       Amended and Restated Certificate of Incorporation and
                                  By-Laws of IES; Board Resolutions

         Annex III        -       Form of Opinion of Counsel to IES

         Annex IV         -       Form of Opinion of Counsel to Company and Stockholders

         Annex V          -       Form of Key Employee Employment Agreement

                                   SCHEDULES

2.1        Board of Directors
2.2        Officers
5.1        Due Organization
5.2        Authorization
5.3        Capital Stock of the Company
5.4        Transactions in Capital Stock; Organization Accounting
5.5        No Bonus Shares
5.6        Subsidiaries; Ownership in Other Entities
5.7        Predecessor Status; etc
5.8        Spin-off by the Company
5.9        Financial Statements
5.10       Liabilities and Obligations
5.11       Accounts and Notes Receivable
5.12       Permits and Intangibles
5.13       Environmental Matters
5.14       Personal Property
5.15       Significant Customers; Material Contracts and Commitments
5.16       Real Property
5.17       Insurance
5.18       Compensation; Employment Agreements; Labor Matters
5.19       Employee Plans
5.20       Compliance with ERISA
5.21       Conformity with Law; Litigation
5.22       Taxes
5.23       No Violations, No Consents Required, Etc.
5.24       Government Contracts
5.25       Absence of Changes
5.26       Deposit Accounts; Powers of Attorney
5.30       Prohibited Activities
5.31       No Warranties or Insurance
5.32       Interest in Customers and Suppliers and Related Party Transactions
7.2        Conduct of Business Pending Closing
7.3        Prohibited Activities
7.5        Agreements
9.7        Termination of Related Party Agreements
9.12       Employment Agreements
10.1       Release From Guarantees; Repayment of Certain Obligations
16.2       Non-accredited Investors
18.5       Brokers and Agents

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 21st day of October, 1997, by and among INTEGRATED ELECTRICAL SERVICES, INC., a Delaware corporation ("IES"), SUMMIT ELECTRIC OF TEXAS, INCORPORATED, a Texas corporation (the "Company"), and the stockholders listed on the signature pages of this Agreement (the "Stockholders"), which are all the stockholders of the Company.

                                    RECITALS

         WHEREAS, the Company is engaged in the electrical contracting business;

         WHEREAS, as of the date hereof, the Stockholders own, and as of the Consummation Date the Stockholders will own, all of the issued and outstanding capital stock of the Company (the "Company Stock");

         WHEREAS, IES is entering into other separate agreements simultaneously with this Agreement that are substantially the same as this Agreement (the "Other Agreements"), each of which is entitled "Stock Purchase Agreement," with each of the Other Founding Companies (as defined herein) and their respective stockholders in order to acquire additional companies engaged in the electrical services business;

         WHEREAS, this Agreement and the Other Agreements constitute the "IES Plan of Organization;"

         WHEREAS, the Stockholders and the boards of directors and the stockholders of IES, and each of the Other Founding Companies that are parties to the Other Agreements, have approved and adopted the IES Plan of Organization as an integrated plan pursuant to which the Stockholders and the stockholders of each of the other Founding Companies will transfer the capital stock of each of the Founding Companies to IES and the Stockholders of each of the other Founding Companies will acquire the stock of IES (but not cash or other property) as a tax-free transfer of property under Section 351 of the Code;

         WHEREAS, in consideration of the agreements of the Other Founding Companies pursuant to the Other Agreements, the board of directors of the Company has approved this Agreement as part of the IES Plan of Organization in order to transfer the capital stock of the Company to IES; and

         WHEREAS, unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule attached hereto and not otherwise defined shall have the following meanings for all purposes of this Agreement:

         "1933 Act" means the Securities Act of 1933, as amended.

         "1934 Act" means the Securities Exchange Act of 1934, as amended.

         "Acquired Party" means the Company, any subsidiary and any member of a Relevant Group.

         "Affiliates" means with respect to any person or entity, any other person or entity that directly or indirectly, controls, is controlled by, or is under common control with such person or entity.

         "Balance Sheet Date" means June 30, 1997.

         "Charter Documents" has the meaning set forth in Section 5.1.

         "Closing" has the meaning set forth in Section 4.

         "Closing Date" has the meaning set forth in Section 4.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the first paragraph of this Agreement.

         "Company Stock" has the meaning set forth in the recitals of this Agreement.

         "Consummation Date" has the meaning set forth in Section 4.

         "Delaware GCL" means the General Corporation Law of the State of Delaware.

         "Draft Registration Statement" means the draft dated October 20, 1997 of the Registration Statement, and any corrections thereto and supplemental information delivered by IES to the Company for delivery to the Stockholders prior to the time this Agreement is delivered to IES.

         "Effective Time" means the effective time of the consummation of the purchase and sale of the Company Stock, which shall occur on the Consummation Date.

         "Environmental Laws" has the meaning set forth in Section 5.13(b).

         "Expiration Date" has the meaning set forth in Section 5(A).

         "Founding Companies" means:

         Ace Electric, Inc., a Georgia corporation;

         Amber Electric, Inc., a Florida corporation;

         Bexar Electric Company, Ltd., a Texas limited partnership;

         Daniel Electrical Contractors, Inc., a Florida corporation, and Daniel Electrical of Treasure Coast, Inc., a Florida corporation;

         Hatfield Electric, Inc., an Arizona corporation;

         Haymaker Electric, Ltd., an Alabama limited partnership;

         Houston-Stafford Electric, Inc., a Texas corporation;

         Mills Electrical Contractors, Inc., a Texas corporation;

         Muth Electric, Inc., a South Dakota corporation;

         Pollock Electric Inc., a Texas corporation;

         Thomas Popp & Company, an Ohio corporation;

         Reynolds Electric Corp., an Arizona corporation;

         Rodgers Electric Company, Inc., a Washington corporation;

         Stark Investments, Inc., a Texas corporation;

         Summit Electric of Texas, Incorporated, a Texas corporation; and

         Thurman & O'Connell Corporation, a Kentucky corporation;

         "GAAP" means generally accepted accounting principles as consistently applied in the United States.

         "Hart-Scott Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         "Hazardous Substance" has the meaning set forth in Section 5.13(c).

         "IES" has the meaning set forth in the first paragraph of this Agreement.

         "IES Charter Documents" has the meaning set forth in Section 6.1.

         "IES Plan of Organization" has the meaning set forth in the recitals of this Agreement.

         "IES Stock" means the common stock, par value $.01 per share, of IES.

         "IPO" means the initial public offering of IES Stock pursuant to the Registration Statement.

         "known," "knowledge" or "best knowledge," when used in reference to a statement regarding the existence or absence of facts in this Agreement, is intended by the parties to mean that the only information to be attributed to such person is information actually known to (a) the person in the case of an individual or (b) in the case of a corporation or other entity, an officer or director.

         "Material Adverse Change" means a material adverse change in the business, operations, properties, assets or condition (financial or otherwise), of the subject entity and its subsidiaries taken as a whole.

         "Material Adverse Effect" means a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), of the subject entity and its subsidiaries taken as a whole.

         "Material Documents" has the meaning set forth in Section 5.23.

         "Minimum Value" has the meaning set forth in Annex I.

         "Other Founding Companies" means all of the Founding Companies other than the Company.

         "Plans" has the meaning set forth in Section 5.19.

         "Pricing" means the date of determination by IES and the Underwriters of the public offering price of the shares of IES Stock in the IPO; the parties hereto contemplate that the Pricing shall take place on the Closing Date.

         "Qualified Plans" has the meaning set forth in Section 5.20.

         "Registration Statement" means that certain registration statement on Form S-1 to be filed with the SEC covering the shares of IES Stock to be issued in the IPO, including the prospectus and all amendments and supplements thereto.

         "Relevant Group" means the Company and any affiliated, combined, consolidated, unitary or similar group of which the Company is or was a member.

         "Restricted Common Stock" has the meaning set forth in Section
1.3(ii).

         "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

         "Schedule" means each Schedule attached hereto, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties and covenants.

         "SEC" means the United States Securities and Exchange Commission.

         "State of Incorporation" means the State of Texas.

         "Stockholders" has the meaning set forth in the first paragraph of this Agreement.

         "Subsidiaries" means with respect to a person or entity, any corporation or other entity in which such person or entity owns a 5% or greater ownership interest.

         "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, employment, excise, property, deed, stamp, alternative or add-on minimum, or other taxes, assessments, duties, fees, levies or other governmental charges, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

         "Underwriters" means the prospective underwriters identified in the Registration Statement.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1.       SALE AND PURCHASE OF STOCK

         1.1 SALE AND PURCHASE. Upon the terms and subject to the conditions contained in this Agreement and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, on the Consummation Date, the Stockholders shall sell to IES and IES shall purchase from the Stockholders, all of the issued and outstanding shares of capital stock of the Company as set forth in Annex I hereto.

         1.2 PURCHASE PRICE. The purchase price for the Company Stock shall be as set forth on Annex I to this Agreement.

         1.3 CERTAIN INFORMATION WITH RESPECT TO THE CAPITAL STOCK OF THE COMPANY AND IES. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of the Company and IES as of the date of this Agreement are as follows:

                 (i) as of the date of this Agreement, the authorized and outstanding capital stock of the Company is as set forth on Schedule
         5.3 hereto; and

                 (ii) immediately prior to the Closing Date and the Consummation Date, the authorized capital stock of IES will consist of 100,000,000 shares of IES Stock, of which the number of issued and outstanding shares will be set forth in the Registration Statement, and 10,000,000 shares of preferred stock, $.0l par value, of which no shares will be issued and outstanding and 2,655,709 shares of Restricted Voting Common Stock, $.01 per value (the "Restricted Common Stock"), all of which will be issued and outstanding except as otherwise set forth in the Registration Statement.

2.       BOARD OF DIRECTORS AND OFFICERS OF THE COMPANY

         2.1 BOARD OF DIRECTORS. As of the Consummation Date, the Board of Directors of the Company shall consist of the persons identified on Schedule
2.1 hereto, each of such directors to hold office subject to the provisions of the laws of the State of Incorporation and of the charter and bylaws of the Company, until their respective successors are duly elected and qualified.

         2.2 OFFICERS. As of the Consummation Date, the officers of the Company shall consist of the persons identified on Schedule 2.2 hereto, each of such officers to hold office, subject to the provisions of the laws of the State of Incorporation and of the charter and bylaws of the Company, until their respective successors are duly elected and qualified.

3.       DELIVERY OF CONSIDERATION

         3.1 STOCKHOLDERS' CONSIDERATION. On the Consummation Date, the Stockholders, who are now and on the Consummation Date will be, the holders of all of the outstanding capital stock of the Company, shall, upon surrender of certificates evidencing that capital stock, receive from IES the respective number of shares of IES Stock and the amount of cash described on Annex I hereto, which shall be payable by certified check or wire transfer.

         3.2 STOCKHOLDERS' DELIVERIES. The Stockholders shall deliver at the Closing the certificates representing Company Stock, duly endorsed in blank by the Stockholders, or accompanied by blank stock powers, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholders' expense, affixed and canceled. The Stockholders agree promptly to cure any deficiencies with respect to the endorsement of the stock certificates or other documents of conveyance with respect to such Company Stock or with respect to the stock powers accompanying any Company Stock.

4.       CLOSING

         At or prior to the Pricing, the parties shall take all actions necessary to effect the delivery of shares referred to in Section 3 hereof; provided, that such actions shall not include the actual completion of the purchase and sale of the Company Stock or the delivery of the IES Stock and cash referred to in Section 3 hereof, each of which actions shall only be taken upon the Consummation Date as herein provided. The delivery of the Company Stock, which shall occur at or prior to the Pricing (the "Closing"), shall take place on the closing date (the "Closing Date") at the offices of Andrews & Kurth L.L.P, 4200 Texas Commerce Tower, 600 Travis, Houston, Texas 77002. All Company Stock shall be delivered at the Closing to Andrews & Kurth L.L.P., to be held in trust until the Consummation Date, and shall be returned immediately upon any termination of this Agreement prior to the Consummation Date. On the Consummation Date (x) all transactions contemplated by this Agreement, including the delivery of shares and cash which the Stockholders shall be entitled to receive pursuant to Annex I hereof, shall be completed, and (y) the closing with respect to the IPO shall occur and be completed. The date on which the actions described in the preceding clauses (x) and (y) occurs shall be referred to as the "Consummation Date." During the period from the Closing Date to the Consummation Date, this Agreement may only be terminated by the Company if the underwriting agreement in respect of the IPO is terminated pursuant to the terms of such underwriting agreement. This Agreement shall in any event terminate if the Consummation Date does not occur within 30 days of the Pricing. Time is of the essence.

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY
         AND THE STOCKHOLDERS

     (A)     Representations and Warranties of the Company and the Stockholders.

         Except as set forth in the disclosure schedules attached hereto and except as otherwise qualified below, each of the Company and the Stockholders, jointly and severally, represent and warrant that all of the following representations and warranties in this Section 5(A) are true at the date of this Agreement and, subject to Section 7.7 hereto, shall be true at the time of Closing and the Consummation Date, and that such representations and warranties shall survive the Consummation Date for a period of eighteen months (the last day of such period being the "Expiration Date"), except that the warranties and representations set forth in Sections 5.3 and 5.22 hereof shall survive until such time as the applicable limitations period has run, which shall be deemed to be the Expiration Date for Sections 5.3 and 5.22. For purposes of this
Section 5, the term "Company" shall mean and refer to the Company and all of its Subsidiaries, if any.

         5.1 DUE ORGANIZATION. The Company is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Incorporation, and has the requisite power and authority to carry on its business as it is now being conducted. The Company is duly qualified or authorized to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or authorization necessary except where the failure to be so qualified or authorized to do business would not have a Material Adverse Effect on the Company. Schedule 5.1 sets forth a list of all states in which the Company is authorized or qualified to do business. True, complete and correct copies of (i) the Certificate of Incorporation and By-laws, each as amended, of the Company (the "Charter Documents"), and (ii) the stock records of the Company, are all attached to Schedule 5.1. The Company has delivered to IES complete and correct copies of all minutes of meetings, written consents and other evidence, if any, of deliberations of or actions taken by the Company's Board of Directors, any committees of the Board of Directors and stockholders during the last five years.

         5.2 AUTHORIZATION. (i) The officers or other representatives of the Company executing this Agreement have the authority to enter into and bind the Company to the terms of this Agreement and (ii) the Company has the full legal right, power and authority to enter into this Agreement and consummate the transactions contemplated hereby. Copies of the most recent resolutions adopted by the Board of Directors of the Company and the most recent resolutions adopted by the Stockholders, which approve this Agreement and the transactions contemplated hereby in all respects, certified by the Secretary or an Assistant Secretary of the Company as being in full force and effect on the date hereof, are attached hereto as Schedule 5.2.

         5.3 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company is as set forth on Schedule 5.3. All of the issued and outstanding shares of the capital stock of the Company are owned by the Stockholders in the amounts set forth in Schedule 5.3, other than any treasury shares listed on
Schedule 5.3. Each Stockholder, severally, represents and warrants that except as set forth on Schedule 5.3, the shares of capital stock of the Company owned by such Stockholder are owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by the Stockholders and further, such shares were offered, issued, sold and delivered by the Company in compliance with all applicable state and Federal laws concerning the issuance of securities. Further, none of such shares were issued in violation of any preemptive rights of any past or present stockholder.

         5.4     TRANSACTIONS IN CAPITAL STOCK; ORGANIZATION ACCOUNTING.
Except as set forth on Schedule 5.4, the Company has not acquired or redeemed any Company Stock since January 1, 1995. Except as set forth on Schedule 5.4,
(i) no option, warrant, call, conversion right or commitment of any kind exists which obligates the Company to issue any of its authorized but unissued capital stock; (ii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof; and (iii) neither the voting stock structure of the Company nor the relative ownership of shares among any of its respective Stockholders has been altered or changed in contemplation of the IES Plan of Organization. There are no voting trusts, proxies or other agreements or understandings to which the Company or any of the Stockholders is a party or is bound with respect to the voting of any shares of capital stock of the Company.

         5.5 NO BONUS SHARES. Except as set forth on Schedule 5.5, none of the shares of Company Stock was issued pursuant to awards, grants or bonuses in contemplation of the IES Plan of Organization.

         5.6 SUBSIDIARIES; OWNERSHIP IN OTHER ENTITIES. Except as set forth on Schedule 5.6, the Company has no Subsidiaries. Except as set forth in
Schedule 5.6, the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

         5.7 PREDECESSOR STATUS; ETC. Set forth on Schedule 5.7 is a listing of all predecessor companies of the Company, including the names of any entities acquired by the Company (by stock purchase, merger or otherwise) or owned by the Company or from whom the Company previously acquired material assets, in any case, from the earliest date upon which any Stockholder acquired his or her stock in any Company. Except as disclosed on Schedule 5.7, the Company has not been, within such period of time, a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

         5.8 SPIN-OFF BY THE COMPANY. Except as set forth on Schedule 5.8, there has not been any sale, spin-off or split-up of material assets of either the Company or any other person or entity that is an Affiliate of the Company since January 1, 1995.

         5.9 FINANCIAL STATEMENTS. Copies of the following financial statements are attached hereto as Schedule 5.9:

                 (i) the balance sheets of the Company as of March 31, 1995 and 1996 and the related statements of operations, stockholder's equity and cash flows for the two-year period ended March 31, 1996, together with the related notes and schedules (such balance sheets, the related statements of operations, stockholder's equity and cash flows and the related notes and schedules are referred to herein as the "Year-end Financial Statements"); and

                 (ii) the balance sheet of the Company as of June 30, 1996, the balance sheet of the Company as of June 30, 1997 (the "Balance Sheet Date") and the related statements of operations, stockholder's equity and cash flows for the three-month periods ended June 30, 1996 and 1997, together with the related notes and schedules (such balance sheets, the related statements of operations, stockholder's equity and cash flows and the related notes and schedules are referred to herein as the "Interim Financial Statements"). The Year-end Financial Statements and the Interim Financial Statements are collectively called the "Financial Statements". The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of the Company as of the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the Interim Financial Statements, to normal year-end and audit adjustments and any other adjustments described therein.

         5.10 LIABILITIES AND OBLIGATIONS. Schedule 5.10 sets forth an accurate list as of the Balance Sheet Date of (i) all material liabilities of the Company which are not reflected on the balance sheet of the Company at the Balance Sheet Date or otherwise reflected in the Company Financial Statements at the Balance Sheet Date which by their nature would be required in accordance with GAAP to be reflected in the balance sheet, and (ii) all loan agreements, indemnity or guaranty agreements, bonds, mortgages, pledges or other security agreements to which the Company is a party or by which its properties may be bound other than those made in the ordinary course of business and consistent with past practice. Except as set forth on Schedule 5.10, since the Balance Sheet Date, the Company has not incurred any material liabilities or obligations of any kind, character or description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business and consistent with past practices. The Company has also delivered to IES on Schedule 5.10, in the case of those contingent liabilities related to pending litigation or litigation that has been threatened in writing, or other material liabilities which are not fixed or otherwise accrued or reserved, a good faith and reasonable estimate of the maximum amount which the Company reasonably expects will be payable and the amount, if any, accrued or reserved for each such potential liability on the Company's Financial Statements. For each such contingent liability or liability for which the amount is not fixed or is contested, the Company has provided to IES the following information:

                 (i) a summary description of the liability together with the following:

                          (a) copies of all relevant documentation in the possession of the Company or its directors, officers or stockholders relating thereto;
                          (b) amounts claimed and any other action or relief sought; and
                          (c) name of claimant and all other parties to the claim, suit or proceeding;

                 (ii) the name of each court or agency before which such claim, suit or proceeding is pending;

                 (iii) the date such claim, suit or proceeding was instituted; and

                 (iv) a good faith estimate of the maximum amount, if any, which the Company expects, based on information available, is likely to become payable with respect to each such liability. If no estimate is provided, the estimate shall for purposes of this Agreement be deemed to be zero.

         5.11 ACCOUNTS AND NOTES RECEIVABLE. Schedule 5.11 sets forth an accurate list, in all material respects, of the accounts and notes receivable of the Company, as of the Balance Sheet Date, including any such amounts which are not reflected in the balance sheet as of the Balance Sheet Date, and including all receivables from and advances to employees and the Stockholders, which are identified as such. Schedule 5.11 also sets forth an accurate aging of all accounts and notes receivable as of the Balance Sheet Date showing amounts due in 30-day aging categories. Except to the extent reflected on
Schedule 5.11, such accounts, notes and other receivables are collectible in the amounts shown on Schedule 5.11, net of reserves reflected in the balance sheet as of the Balance Sheet Date.

         5.12 PERMITS AND INTANGIBLES. The Company or its employees hold all licenses, franchises, permits and other governmental authorizations ("Licenses") necessary to conduct the business of the Company, the absence of which would cause a Material Adverse Effect on the Company, and the Company has delivered to IES a list that is accurate, in all material respects, and summary description (which is set forth on Schedule 5.12) of all such Licenses, including any trademarks, trade names, patents, patent applications and copyrights owned or held by the Company or any of its employees (including interests in software or other technology systems, programs and intellectual property). At or prior to the Closing, all such trademarks, trade names, patents, patent applications, copyrights and other intellectual property will be assigned or licensed to the Company for no additional consideration. The Licenses and other rights listed on Schedule 5.12 are valid, and the Company has not received any notice that any person intends to cancel, terminate or not renew any such License or other right. The Company has conducted and is conducting its business in compliance in all material respects with the requirements, standards, criteria and conditions set forth in the Licenses and other rights listed on Schedule 5.12 and is not in violation of any of the foregoing in any material respect. Except as specifically provided in Schedule 5.12, the consummation by the Company of the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such Licenses or other rights.

         5.13    ENVIRONMENTAL MATTERS.    (a) Except as set forth in Schedule
5.13 attached hereto, (i) the Company has conducted its businesses in compliance in all material respects with all applicable Environmental Laws, including, without limitation, having all environmental permits, licenses and other approvals and authorizations necessary for the operation of its business as presently conducted, (ii) none of the properties owned by the Company contain any Hazardous Substance as a result of any activity of the Company in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) the Company has not received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity or third party indicating that the Company may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its business, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company or the Stockholders, threatened, against the Company relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by the

Company concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law, (vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company as a result of any activity of the Company during the time such properties were owned, leased or operated by the Company, (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analysis regarding compliance or non-compliance with any applicable Environmental Law conducted by or which are in the possession of the Company relating to the activities of the Company which are not listed on Schedule 5.13 attached hereto prior to the date hereof,
(viii) to the knowledge of the Company and the Stockholders, there are no underground storage tanks on, in or under any properties owned by the Company and no underground storage tanks have been closed or removed from any of such properties during the time such properties were owned, leased or operated by the Company which are not listed on Schedule 5.13, (ix) to the knowledge of the Company and the Stockholders, there is no asbestos or asbestos-containing material present in any of the properties owned by the Company, and no asbestos has been removed from any of such properties during the time such properties were owned, leased or operated by the Company, and (x) neither the Company nor any of its respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

         (b) As used herein, "Environmental Law" means any Federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect on the Closing Date. The term Environmental Law includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

         (c) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

         5.14 PERSONAL PROPERTY. The Company has delivered to IES an accurate list (which is set forth on Schedule 5.14) of (x) all personal property material to the operations of the Company included in "plant, property and equipment" on the balance sheet of the Company, (y) all other personal property owned by the Company with an individual value in excess of $2,500 (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date and
(z) all material leases and agreements in respect of personal property, including, in the case of each of (x), (y) and (z), (1) true, complete and correct copies of all such leases and (2) an indication as to which assets are currently owned, or were formerly owned, by Stockholders, relatives of Stockholders, or Affiliates of the Company. Except as set forth on Schedule 5.14, (i) all personal property material to, and used by, the Company in its business is either owned by the Company or leased by the Company pursuant to a lease included on Schedule 5.14, (ii) all of the personal property listed on
Schedule 5.14 or replacement property thereof is in working order and condition, ordinary wear and tear excepted and (iii) all leases and agreements included on Schedule 5.14 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

         5.15    SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS

         (a) The Company has delivered to IES an accurate list (which is set forth on Schedule 5.15) of all customers (persons or entities) representing 5% or more of the Company's annual revenues for any period covered by any of the Financial Statements. Except to the extent set forth on Schedule 5.15, none of such customers has canceled or substantially reduced or, to the best knowledge of the Company and the Stockholders, are currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by the Company.

         (b) The Company has listed on Schedule 5.15 all material contracts, commitments and similar agreements to which the Company is a party or by which it or any of its properties are bound (including, but not limited to, contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances and options to purchase land), other than agreements listed on Schedules 5.10, 5.14 or 5.16, (a) in existence as of the Balance Sheet Date and (b) entered into since the Balance Sheet Date, and in each case has delivered true, complete and correct copies of such agreements to IES. Except for expenditures in the ordinary course of business, the Company has also indicated on Schedule

5.15 a summary description of all plans or projects involving the opening of new operations, expansion of existing operations, or the acquisition of any personal property, business or assets requiring, in any event, the payment of more than 2% of the Company's revenues for fiscal 1996 by the Company during any 12-month period.

         (c) Except as set forth on Schedule 5.15, since January 1, 1997, the Company has not experienced any difficulties in obtaining any inventory items necessary to the operation of its business, and, to the knowledge of the Company and the Stockholders, no such shortage of supply of inventory items is threatened or pending. To the best knowledge of the Company and the Stockholders, no customer or supplier of the Company will cease to do business with, or substantially reduce its purchases from, the Company after the consummation of the transactions contemplated hereby.

         (d) Except as set forth on Schedule 5.15, the Company is not required to provide any bonding or other financial security arrangements in any material amount in connection with any contract listed on Schedule 5.15.

         5.16 REAL PROPERTY. Schedule 5.16 includes a list of all real property owned or leased by the Company at the date hereof and all other real property, if any, used by the Company in the conduct of its business. Except as set forth on Schedule 5.16, any such real property owned by the Company will be sold or distributed by the Company on terms mutually acceptable to IES and the Company and leased back by the Company on terms no less favorable to the Company than those available from an unaffiliated party and otherwise reasonably acceptable to IES at or prior to the Closing Date. The Company has good and insurable title to any real property owned by it that is shown on
Schedule 5.16, other than property intended to be sold or distributed prior to the Closing Date, and all real property so owned is subject to no mortgage, pledge, lien, conditional sales agreement, encumbrance, lease, possessory rights of third parties or charge, except for:

                 (i) liens reflected on Schedules 5.10 or 5.16 as securing specified liabilities (with respect to which no material default exists);

                 (ii) liens for current taxes not yet payable and assessments not in default;

                 (iii)    easements for utilities serving the property only;
         and

                 (iv) easements, covenants and restrictions and other exceptions to title which do not adversely affect the current or contemplated use of the property.

         Copies of all leases and agreements in respect of such real property leased by the Company, which are true, complete and correct in all material respects, are attached to Schedule 5.16, and an indication as to which such properties, if any, are currently owned, or were formerly owned, by Stockholders or Affiliates of the Company or Stockholders is included in
Schedule 5.16. Except as set forth on Schedule 5.16, all of such leases included on Schedule 5.16 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

         5.17 INSURANCE. The Company has delivered to IES (i) an accurate list as of the Balance Sheet Date of all insurance policies carried by the Company, (ii) an accurate list of all insurance loss runs or workers compensation claims received for the past three policy years and (iii) true, complete and correct copies of all insurance policies currently in effect.
Such insurance policies evidence all of the insurance the Company is required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws. All of such insurance policies are currently in full force and effect and shall remain in full force and effect through the Consummation Date except as set forth on Schedule 5.17. Since January 1, 1995, no insurance carried by the Company has been canceled by the insurer and the Company has not been denied coverage.

         5.18    COMPENSATION; EMPLOYMENT AGREEMENTS; LABOR MATTERS.

         (a) The Company has delivered to IES an accurate list (which is set forth on Schedule 5.18) showing all officers, directors and key employees of the Company, listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the date hereof. The Company has provided to IES true, complete and correct copies of any employment agreements for persons listed on Schedule 5.18. Since the Balance Sheet Date, except as disclosed on Schedule 5.18, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis consistent with past practices.

         (b) Except as set forth on Schedule 5.18, (i) the Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union, (ii) to the best knowledge of the Company and the Stockholders, no campaign to establish such arrangement is in progress and (iii) there is no pending or, to the best of the Company's knowledge and the Stockholders' knowledge, threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any labor interruptions over the past three years. The Company believes its relationship with employees to be good.

         (c) Except as set forth in Schedule 5.18 attached hereto, (i) there are no significant controversies pending or, to the knowledge of the Company and the Stockholders, threatened between the Company and any of its employees, (ii) the Company has complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes, and (iii) no person has asserted that the Company is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

         5.19 EMPLOYEE PLANS. The Company has delivered to IES an accurate schedule (Schedule 5.19) showing all employee benefit plans of the Company, including all employment agreements and other agreements or arrangements containing "golden parachute" or other similar provisions, and deferred compensation agreements, together with true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date and as of the date of this Agreement. Except for the employee benefit plans, if any, described on
Schedule 5.19, the Company does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an "employee pension benefit plan", and neither the Company nor any subsidiary has any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA. The Company has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on Schedule 5.19, and the Company is not or could not be required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of the Company's employees.

         Except as set forth on Schedule 5.19, the Company is not now, or will not as a result of its past activities become, liable to the Pension Benefit Guaranty Corporation or to any multiemployer employee pension benefit plan under the provisions of Title IV of ERISA.

         All employee benefit plans listed on Schedule 5.19 and the administration thereof are in compliance in all material respects with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations.

         All accrued contribution obligations of the Company with respect to any plan listed on Schedule 5.19 have either been fulfilled in their entirety or are fully reflected on the balance sheet of the Company as of the Balance Sheet Date.

         5.20 COMPLIANCE WITH ERISA. All such plans listed on Schedule 5.19 that are intended to qualify (the "Qualified Plans") under Section 401 (a) of the Code are, and have been so qualified and have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are attached to Schedule 5.19. Except as disclosed on Schedule 5.20, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of Schedule 5.19 hereof. Neither Stockholders, any such plan listed in Schedule 5.19, nor the Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No such Plan listed in Schedule 5.19 has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(l) of ERISA; and the Company has not incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the Pension Benefit Guaranty Corporation. The Company further represents that except as set forth on Schedule 5.19 hereto:

                 (i) there have been no terminations, partial terminations or discontinuations of contributions to any Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service;

                 (ii) no plan listed in Schedule 5.19 subject to the provisions of Title IV of ERISA has been terminated;

                 (iii) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan listed in Schedule 5.19;

                 (iv) the Company (including any subsidiaries) has not incurred liability under Section 4062 of ERISA; and

                 (v) no circumstances exist pursuant to which the Company could have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multiemployer plan or the PBGC under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than the Company that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes the Company.

         5.21 CONFORMITY WITH LAW; LITIGATION. Except to the extent set forth on Schedule 5.21 or 5.13, the Company is not in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it other than violations that would not have a Material Adverse Effect on the Company; and except to the extent set forth on
Schedule 5.10 or 5.13, there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Company and the Stockholders, threatened against or affecting, the Company, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any of them and no written notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company, and to the knowledge of the Company and the Stockholders there is no basis for any such claim, action, suit or proceeding. The Company has conducted and is now conducting its business in compliance in all material respects with the requirements, standards, criteria and conditions set forth in applicable Federal, state and local statutes, ordinances, orders, approvals, variances, rules and regulations.

         5.22    TAXES.

         (a) The Company has timely filed all requisite Federal, state and other Tax Returns or extension requests for all fiscal periods ended on or before the Balance Sheet Date; and except as set forth on Schedule 5.22, there are no examinations in progress or claims pending against any of them for federal, state and other Taxes (including penalties and interest) for any period or periods prior to and including the Balance Sheet Date and no notice of any claim for Taxes, whether pending or threatened, has been received. All Tax, including interest and penalties (whether or not shown on any Tax Return), owed by the Company has been paid. The amounts shown as accruals for Taxes on the Company Financial Statements are sufficient for the payment of all Taxes of the kinds indicated (including penalties and interest) for all fiscal periods ended on or before that date. Copies of (i) any tax examinations, (ii) extensions of statutory limitations and (iii) the federal and local income Tax Returns and franchise Tax Returns of Company for their last three (3) fiscal years, or such shorter period of time as any of them shall have existed, are attached hereto as Schedule 5.22 or have otherwise been delivered to IES. The Company has a taxable year ended March 31. Except as set forth on Schedule 5.22, the Company uses the accrual method of accounting for income tax purposes, and the Company's methods of accounting have not changed in the past five years. The Company is not an investment Company as defined in Section 351(e)(1) of the Code. The Company is not and has not during the last five years been a party to any tax sharing agreement or agreement of similar effect. Except as set forth on Schedule 5.22, the Company is not and has not during the last five years been a member of any consolidated group. The Company has not received, been denied, or applied for any private letter ruling during the last ten years.

         5.23    NO VIOLATIONS; NO CONSENT REQUIRED, ETC.

         (a) The Company is not in violation of any charter document. Neither the Company nor, to the best knowledge of the Company and the Stockholders, any other party thereto, is in default under any lease, instrument, agreement, license, or permit set forth on Schedule 5.12, 5.13, 5.14, 5.15 or 5.16 (the "Material Documents").

         (b) The execution and delivery of this Agreement by each of the Company and the Stockholders do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the Charter Documents of the Company, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its properties or assets, or (iii) any Material Document to which the Company or any of the Stockholders is now a party or by which any of the Stockholders or the Company or any of its properties or assets may be bound or affected. The consummation by the Company and the

Stockholders of the transactions contemplated hereby will not result in any material violation, conflict, breach, right of termination or acceleration or creation of liens under any of the terms, conditions or provisions of the items described in clauses (i) through (iii) of the preceding sentence, subject, in the case of the terms, conditions or provisions of the items described in clause (iii) above, to obtaining (prior to the Effective Time) such consents as may be required from commercial lenders, lessors or other third parties.

         (c) Except as set forth on Schedule 5.23 and except for the Hart-Scott Act, none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to the consummation by the Company and the Stockholders of any of the transactions contemplated hereby in order to remain in full force and effect, and consummation by the Company and the Stockholders of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any material right or benefit.

         (d) Except for (i) the filing in connection with the IPO of a registration statement on Form S-1 with the SEC pursuant to the 1933 Act, (ii) the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, and (iii) any filing required under the Hart-Scott Act in connection with the purchase and sale of the Company Stock, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company and the Stockholders or the consummation by the Company and the Stockholders of the transactions contemplated hereby.

         (e) Except as set forth on Schedule 5.23, none of the Material Documents prohibits the use or publication by the Company or IES of the name of any other party to such Material Document, and none of the Material Documents prohibits or restricts the Company from freely providing services or selling products to any other customer or potential customer of the Company, IES or any Other Founding Company.

         5.24 GOVERNMENT CONTRACTS. Except as set forth on Schedule 5.24, the Company is not now a party to any governmental contract subject to price redetermination or renegotiation.

         5.25 ABSENCE OF CHANGES. Since the Balance Sheet Date, except as set forth on Schedule 5.25 or as otherwise contemplated hereby, there has not been:

                 (i)      any Material Adverse Change in the Company;

                 (ii) any damage, destruction or loss (whether or not covered by insurance), alone or in the aggregate, which has caused a Material Adverse Effect on the Company;

                 (iii) any change in the authorized capital of the Company or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

                 (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company except for distributions that would have been permitted after the date hereof under Section 7.3(iii) hereof,

                 (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Company to any of its officers, directors, Stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

                 (vi) any work interruptions, labor grievances or claims filed, or any event or condition of any character, which has caused a Material Adverse Effect on the Company;

                 (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of Company to any person, including, without limitation, the Stockholders and their affiliates, except inventory sold or transferred in the ordinary course of business;

                 (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of any Stockholders or any affiliate thereof;

                 (ix) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the material assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                 (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;

                 (xi) any waiver of any material rights or claims of the Company;

                 (xii) any amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party;

                 (xiii) any transaction by the Company outside the ordinary course of its business;

                 (xiv) any cancellation or termination of a material contract with a customer or client prior to the scheduled termination date; or

                 (xv) any other distribution of property or assets by the Company other than in the ordinary course of business and other than distributions of real estate and other assets as permitted by this Agreement (including the Schedules hereto).

         5.26 DEPOSIT ACCOUNTS; POWERS OF ATTORNEY. The Company has delivered to IES an accurate schedule (which is set forth on Schedule 5.26) as of the date of the Agreement of:

                 (i) the name of each financial institution in which the Company has accounts or safe deposit boxes;

                 (ii)     the names in which the accounts or boxes are held;

                 (iii)    the type of account and account number; and

                 (iv) the name of each person authorized to draw thereon or have access thereto.

Schedule 5.26 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

         5.27 VALIDITY OF OBLIGATIONS. The execution and delivery of this Agreement by the Company and the performance of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company and this Agreement has been duly and validly authorized by all necessary corporate action and is a legal, valid and binding obligation of the Company.

         5.28 RELATIONS WITH GOVERNMENTS. None of the Company, any of the Stockholders, or any affiliate of any of them has given or offered anything of value to any governmental official, political party or candidate for government office nor has it or any of them otherwise taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

         5.29 DISCLOSURE. (a) This Agreement, including the Annexes and Schedules hereto, to the extent they relate to the Company and the Stockholders, and the completed Director and Officer Questionnaires, with respect to any Stockholder who has completed such, and the completed S-1 Questionnaire furnished to IES by the Company and the Stockholders in connection herewith, do not contain an untrue statement of a material fact concerning the Company or the Stockholders or omit to state a material fact concerning the Company or the Stockholders necessary to make the statements herein and therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements contained in or omitted from any of such documents made or omitted in reliance upon information furnished in writing by IES. If, during the period of time during which a prospectus is required to be delivered in connection with the IPO, the Company or the Stockholders become aware of any fact or circumstance which would affect the accuracy of a representation or warranty of Company or Stockholders in this Agreement in any material respect, the Company and the Stockholders shall immediately give notice of such fact or circumstance to IES. However, subject to the provisions of Section 7.7, such notification shall not relieve either the Company or the Stockholders of their respective obligations under this Agreement, and, subject to the provisions of
Section 7.7, at the sole option of IES, the truth and accuracy of any and all warranties and representations of the Company, or on behalf of the Company and of Stockholders at the date of this Agreement and on the Closing Date and on the Consummation Date, shall be a precondition to the consummation of this transaction.

         (b) The Company and the Stockholders acknowledge and agree (i) that there exists no firm commitment, binding agreement, or promise or other assurance of any kind, whether express or implied, oral or written, that a Registration Statement will become effective or that the IPO pursuant thereto will occur; (ii) that neither IES or any of its officers, directors, agents or representatives nor any Underwriter shall have any liability to the Company, the Stockholders or any other person affiliated or associated with the Company for any failure of the Registration Statement to become effective, the IPO to occur at a particular price or within a particular range of prices or to occur at all; and (iii) that the decision of Stockholders to enter into this Agreement, or to vote in favor of or consent to the proposed purchase and sale of the Company Stock, has been or will be made independent of, and without reliance upon, any statements, opinions or other communications, or due diligence investigations which have been or will be made or performed by any prospective Underwriter, relative to IES or the prospective IPO.

         5.30 PROHIBITED ACTIVITIES. Except as set forth on Schedule 5.30, the Company has not, between the Balance Sheet Date and the date hereof, taken any of the actions (Prohibited Activities) set forth in Section 7.3.

         5.31 NO WARRANTIES OR INSURANCE. Except as set forth on Schedule 5.31, the Company has no liability to any person under any warranty and the Company does not offer or sell insurance or consumer protection plans or other arrangements that could result in the Company being required to make any payment to or perform any service for any person.

         5.32 INTEREST IN CUSTOMERS AND SUPPLIERS AND RELATED PARTY TRANSACTIONS. Except as described on Schedule 5.32, no Stockholder, officer, director or Affiliate of the Company (i) possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or affiliate of, any corporation, firm, association or business organization that is a client, supplier, customer, lessor, lessee or competitor of the Company, or (ii) is or will be a party to an agreement or relationship, that involves the receipt by such person of compensation or property from the Company other than through a customary employment relationship.

         5.33 REGISTRATION STATEMENT. To the best of the Company's and the Stockholders' knowledge, none of the information supplied or to be supplied by the Company specifically for inclusion in the Registration Statement contained or will contain any untrue statement of a material fact concerning the Company or the Stockholders or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein concerning the Company or the Stockholders, in light of the circumstances under which they are made, not misleading. The Company shall have the right to review and approve in advance any statements made about the Company in the Registration Statement.

                 (B)      Representations and Warranties of Stockholders.

                 Each Stockholder severally represents and warrants that the representations and warranties set forth below are true as of the date of this Agreement and, subject to Section 7.7 hereof, shall be true at the time of Closing and on the Consummation Date, and that the representations and warranties set forth in Section 5(B) shall survive the Consummation Date.

         5.34 AUTHORITY; OWNERSHIP. Such Stockholder has the full legal right, power and authority to enter into this Agreement. Such Stockholder owns beneficially and of record all of the shares of the Company Stock identified on Annex I hereto as being owned by such Stockholder, and, such Company Stock is owned free and clear of all liens, encumbrances and claims of every kind.

         5.35 PREEMPTIVE RIGHTS. Such Stockholder does not have, or hereby waives, any preemptive or other right to acquire shares of Company Stock or IES Stock that such Stockholder has or may have had. Nothing herein, however, shall limit or restrict the rights of any Stockholder to acquire IES Stock pursuant to (i) this Agreement or (ii) any outstanding option granted by IES.

         5.36 NO COMMITMENT TO DISPOSE OF IES STOCK. No Stockholder is under any binding commitment or contract to sell, exchange or otherwise dispose of shares of IES Stock received as described in Section 3.1.

6.       REPRESENTATIONS OF IES

         Except as otherwise qualified below, IES represents and warrants that all of the following representations and warranties in this Section 6 are true at the date of this Agreement and, subject to Section 7.7 hereof, shall be true at the time of Closing and the Consummation Date, and that such representations and warranties shall survive the Consummation Date for a period of eighteen months (the last day of such period being the "Expiration Date"), except that solely for purposes of determining whether a claim for indemnification under Section 11.2(iii) hereof has been made on a timely basis, and solely to the extent that in connection with the IPO, any of the Stockholders actually incurs liability under the 1933 Act, the 1934 Act, or any other Federal or state securities laws, the representations and warranties set forth herein shall survive until the expiration of any applicable limitations period, which shall be deemed to be the Expiration Date for such purposes.

         IES acknowledges that in purchasing the shares of Company Stock, it is relying upon its own independent investigation as well as the representations and warranties of the Company and the Stockholders as set forth in this Agreement. Except as set forth herein, the Company and the Stockholders expressly disclaim any representation or warranty (express, implied or otherwise) relating to the condition, assets or business of the Company and any subsidiary including, without limitation, any warranty of merchantability or fitness for a particular purpose except as expressly set forth herein.

         6.1 DUE ORGANIZATION. IES is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to carry on its business as it is now being conducted and as contemplated by the IES Plan of Organization. IES is duly qualified or authorized to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or authorization necessary, except where the failure to be so qualified or authorized to do business would not have a Material Adverse Effect. True, complete and correct copies of the Certificate of Incorporation and By-laws, each as proposed to be amended, of IES (the "IES Charter Documents") are attached hereto as Annex II.

         6.2 AUTHORIZATION. (i) The officers of IES executing this Agreement have the authority to enter into and bind IES to the terms of this Agreement and (ii) IES has the full legal right, power and authority to enter into this Agreement and consummate the transactions contemplated hereby. All corporate acts and other proceedings required to have been taken by IES to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. A copy of the resolutions adopted by the Board of Directors of IES, which approve this Agreement and the transactions contemplated hereby in all respects, certified by the Secretary or an Assistant Secretary of the Company as being in full force and effect on the date hereof, is attached hereto in Annex II.

         6.3 CAPITAL STOCK OF IES. The authorized capital stock of IES is as set forth in Section 1.3(ii). Immediately prior to the Closing Date and the Consummation Date, all of the issued and outstanding shares of the capital stock of IES will be as set forth in the Registration Statement, free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind other than any restrictions described in the Registration Statement. All of the issued and outstanding shares of the capital stock of IES have been duly authorized and validly issued, are fully paid and nonassessable and such shares were offered, issued, sold and delivered by IES in compliance with all applicable state and Federal laws concerning the issuance of securities. Further, none of such shares were issued in violation of the preemptive rights of any past or present Stockholder of IES.

         6.4 TRANSACTIONS IN CAPITAL STOCK; ORGANIZATION ACCOUNTING. Except for the Other Agreements and except as set forth in the Draft Registration Statement, (i) no option, warrant, call, conversion right or commitment of any kind exists which obligates IES to issue any of its authorized but unissued capital stock; and (ii) IES has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. The outstanding options, warrants or other rights to acquire shares of the stock of IES will be as described in the Registration Statement.

         6.5     SUBSIDIARIES.    IES has no subsidiaries.  IES does not
presently own, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, and IES is not, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

         6.6 FINANCIAL STATEMENTS. The financial statements of IES included in the Draft Registration Statement (the "IES Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as noted thereon), and the balance sheet included therein presents fairly the financial position of IES as of its date.

         6.7 LIABILITIES AND OBLIGATIONS. Except as set forth in the Draft Registration Statement, IES has no material liabilities or obligations of any kind, character or description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business and consistent with past practices, liabilities or obligations set forth in or contemplated by this Agreement and the Other Agreements and except for fees incurred in connection with the transactions contemplated hereby and thereby.

         6.8 CONFORMITY WITH LAW; LITIGATION. Except to the extent set forth in the Draft Registration Statement, IES is not in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and its stockholders and, there are no claims, actions, suits or proceedings, pending or, to the knowledge of IES, threatened against or affecting, IES, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. IES has conducted and is conducting its businesses in compliance in all material respects with the requirements, standards, criteria and conditions set forth in applicable Federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation, in any material respect, of any of the foregoing.

         6.9     NO VIOLATIONS.   (a) IES is not in violation of any IES
Charter Document. Neither IES, nor, to the best knowledge of IES, any other party thereto, is in default under any lease, instrument, agreement, license, or permit to which IES is a party, or by which IES, or any of its properties, are bound (collectively, the "IES Documents").

         (b) The execution and delivery of this Agreement by IES do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of IES under any of the terms, conditions or provisions of (i) the IES Charter Documents, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to IES or any of its properties or assets, or (iii) any IES Document. The consummation by IES of the transactions contemplated hereby will not result in any material violation, conflict, breach, right of termination or acceleration or creation of liens under any of the terms, conditions or provisions of the items described in clauses (i) through (iii) of the preceding sentence, subject, in the case of the terms, conditions or provisions of the items described in clause (iii) above, to obtaining (prior to the Effective Time) such consents as may be required from commercial lenders, lessors or other third parties.

         (c) Except for (i) the filings with the SEC pursuant to the 1933 Act in connection with the IPO and the purchase and sale of the Company Stock,
(ii) the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, and (iii) any filings required under the Hart-Scott Act in connection with the purchase and sale of the Company Stock or the capital stock of the Other Founding Companies, none of the IES Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to the consummation by IES of any of the transactions contemplated hereby in order to remain in full force and effect, and consummation by IES of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any material right or benefit.

         (d) Except for (i) the filings with the SEC pursuant to the 1933 Act in connection with the IPO and the purchase and sale of the Company Stock,
(ii) the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, and (iii) any filings required under the Hart-Scott Act and under state securities laws in connection with the purchase and sale of the Company Stock or the capital stock of the Other Founding Companies, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by IES or the consummation by IES of the transactions contemplated hereby.

         6.10 VALIDITY OF OBLIGATIONS. The execution and delivery of this Agreement by IES and the performance of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of IES and this Agreement has been duly and validly authorized by all necessary corporate action and is a legal, valid and binding obligation of IES.

         6.11 IES STOCK. At the time of issuance thereof and delivery to the Stockholders, the IES Stock to be delivered to the Stockholders pursuant to this Agreement will constitute valid, duly authorized and legally issued shares of IES, fully paid and nonassessable, and with the exception of restrictions upon resale set forth in Sections 15 and 16 hereof, will be identical in all substantive respects (which do not include the form of certificate upon which it is printed or the presence or absence of a CUSIP number on any such certificate) to the IES Stock issued and outstanding as of the date hereof by reason of the provisions of the Delaware GCL, other than the Restricted Common Stock. The IES Stock issued and delivered to the Stockholders shall at the time of such issuance and delivery be free and clear of any liens, claims or encumbrances of any kind or character. The shares of IES Stock to be issued to the Stockholders pursuant to this Agreement will not be registered under the 1933 Act, except as provided in Section 17 hereof.

         6.12    NO SIDE AGREEMENTS.   IES has not entered and will not enter
into any agreement with any of the Founding Companies or any of the Stockholders of the Founding Companies or IES other than the Other Agreements and the agreements contemplated by each of the Other Agreements and the Registration Statement, including the employment agreements, leases and Indemnification Agreements referred to herein or entered into in connection with the transactions contemplated hereby and thereby.

         6.13 BUSINESS; REAL PROPERTY; MATERIAL AGREEMENTS. IES was formed in June 1997 and has conducted only limited operations since that time. IES has conducted no material business since the date of its inception, except in connection with this Agreement, the Other Agreements and the IPO. Except as described in the Draft Registration Statement, IES does not own and has not at any time owned any real property or any material personal property and is not a party to any other material agreement other than the Other Agreements and the agreements contemplated thereby and to such agreements as will be filed as Exhibits to the Registration Statement.

         6.14 RELATIONS WITH GOVERNMENTS. Neither IES nor any of its affiliates has given or offered anything of value to any government official, political party or candidate for government office nor has it or any of them otherwise taken any action which would cause IES to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

         6.15 DISCLOSURE. The Draft Registration Statement delivered to the Company and the Stockholders, together with this Agreement and the information finished to the Company and the Stockholders in connection herewith, does not as of the date hereof contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements contained in or omitted from any of such documents made or omitted in reliance upon information furnished by the Company or the Stockholders for inclusion in the Registration Statement.

         6.16 OTHER AGREEMENTS. The Other Agreements have been duly authorized, executed and delivered by IES and constitute the legal, valid and binding obligation of IES enforceable against IES in accordance with their respective terms. The terms and conditions of the Other Agreements are identical in all material respects to the terms and conditions in this Agreement, except for differences reflecting the parties, Annex I and the schedules hereto.

         6.17 DRAFT REGISTRATION STATEMENT. The Draft Registration Statement and the Registration Statement comply as to form in all material respects with the requirements of the Form S-1 Registration Statement and applicable requirements under Federal laws and regulations, provided that the foregoing does not apply to any information that the Company and the Stockholders have furnished to IES specifically for inclusion in the Registration Statement.

7.       COVENANTS PRIOR TO CLOSING

         7.1     ACCESS AND COOPERATION; DUE DILIGENCE.

         (a) Between the date of this Agreement and the Consummation Date, the Company will afford to the officers and authorized representatives of IES reasonable access during normal business hours to all of the Company's sites, properties, books and records and will furnish IES with such additional financial and operating data and other information as to the business and properties of the Company as IES may from time to time reasonably request. The Company will cooperate with IES, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. IES, the Stockholders and the Company will treat all information obtained in connection with the negotiation and performance of this Agreement or the due diligence investigations conducted with respect to the Company as confidential in accordance with the provisions of Section 14 hereof.

         (b) Between the date of this Agreement and the Consummation Date, IES will afford to the officers and authorized representatives of the Company access to all of IES's sites, properties, books and records and will furnish the Company with such additional financial and operating data and other information as to the business and properties of IES as the Company may from time to time reasonably request. IES will cooperate with the Company, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. The Company will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Section 14 hereof.

         7.2 CONDUCT OF BUSINESS PENDING CLOSING. Between the date of this Agreement and the Consummation Date, the Company will, except as set forth on
Schedule 7.2:

                 (i) carry on its respective businesses in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

                 (ii) use all commercially reasonable efforts to maintain its respective properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

                 (iii) perform in all material respects all of its respective obligations under agreements relating to or affecting its respective assets, properties or rights;

                 (iv) use all reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance coverage;

                 (v) use its commercially reasonable efforts to maintain and preserve its business organization intact, retain its respective present key employees and maintain its respective relationships with suppliers, customers and others having business relations with the Company;

                 (vi) use reasonable efforts to maintain compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

                 (vii) maintain present debt and lease instruments in accordance with their terms and not enter into new or amended debt or lease instruments without the knowledge and consent of IES (which consent shall not be unreasonably withheld), provided that debt and/or lease instruments may be replaced without the consent of IES if such replacement instruments are on terms at least as favorable to the Company as the instruments being replaced;

                 (viii) maintain or reduce present salaries and commission levels for all officers, directors, employees and agents except for ordinary and customary bonus and salary increases for employees in accordance with past practices; and

                 (ix) maintain the Company's cash at a level equal to or above the minimum level of cash required to be maintained as described in Annex I hereto.

         7.3 PROHIBITED ACTIVITIES. Except as disclosed on Schedule 7.3, between the date hereof and the Consummation Date, the Company will not, without prior written consent of IES:

                 (i)      make any change in its Charter Documents;

                 (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind other than in connection with the exercise of options or warrants listed in Schedule 5.4;

                 (iii) except as permitted pursuant to the terms and conditions for equity distributions described in Annex I, declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

                 (iv) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business (consistent with past practice) or involves an amount not in excess of two percent (2%) of the Company's revenues for fiscal 1996;

                 (v) create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (1) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of two percent (2%) of the Company's revenues for fiscal 1996 necessary or desirable for the conduct of the businesses of the Company, (2) (A) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested taxes adequate reserves have been established and are being maintained) or (B) materialmen's, mechanics', workers', repairmen's, employees' or other like liens arising in the ordinary course of business (the liens set forth in clause (2) being referred to herein as "Statutory Liens"), or (3) liens set forth on Schedule 5.10 and/or 5.15 hereto;

                 (vi) except as set forth in Schedule 7.3(vi) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business and other than distributions of real estate and other assets as permitted in this Agreement (including the Schedules hereto);

                 (vii) negotiate for the acquisition of any business or the start-up of any new business;

                 (viii) merge or consolidate or agree to merge or consolidate with or into any other corporation;

                 (ix) waive any material rights or claims of the Company, provided that the Company may negotiate and adjust bills and accounts in the course of good faith disputes with customers in a manner consistent with past practice, provided, further, that such adjustments shall not be deemed to be included in Schedule 5.11 unless specifically listed thereon;

                 (x) amend or terminate any material agreement, permit, license or other right of the Company; or

                 (xi) enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

         7.4 NO SHOP. None of the Stockholders, the Company, nor any agent, officer, director, trustee or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Consummation Date or the termination of this Agreement in accordance with its terms, directly or indirectly:

                 (i) solicit or initiate the submission of proposals or offers from any person for,

                 (ii)     participate in any discussions pertaining to, or

                 (iii) furnish any information to any person other than IES or its authorized agents relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination of the Company.

         7.5 AGREEMENTS. Except as disclosed on Schedule 7.5, the Stockholders and the Company shall terminate (i) any stockholders agreements, voting agreements, voting trusts, options, warrants and employment agreements between the Company and any employee listed on Schedule 9.12 hereto and (ii) except as otherwise provided in this Agreement, any existing agreement between the Company and any Stockholder, on or prior to the Consummation Date provided that nothing herein shall prohibit or prevent the Company from paying (either prior to or on the Closing Date) notes or other obligations from the Company to the Stockholders in accordance with the terms thereof, which terms have been disclosed to IES. Such termination agreements are listed on Schedule 7.5 and copies thereof shall be attached thereto.

         7.6 NOTIFICATION OF CERTAIN MATTERS. The Stockholders and the Company shall give prompt notice to IES upon obtaining knowledge of (i) the occurrence or non-occurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of the Company or the Stockholders contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of any Stockholder or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. IES shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of IES contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of IES to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 7.6 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, which modification may only be made pursuant to Section 7.7, (ii) modify the conditions set forth in Sections 8 and 9, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         7.7 AMENDMENT OF SCHEDULES. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until 24 hours prior to the anticipated effectiveness of the Registration Statement to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules or which may have been omitted from the schedules previously provided by the Company; provided however, that supplements and amendments to Schedules 5.10, 5.11, 5.14 and 5.15 shall only have to be delivered at the Closing Date, unless such Schedule is to be amended to reflect an event occurring other than in the ordinary course of business. Notwithstanding the foregoing sentence, no amendment or supplement to a Schedule prepared by the Company that constitutes or reflects an event or occurrence that would have a Material Adverse Effect on the Company may be made unless IES consents to such amendment or supplement; and provided further, that no amendment or supplement to a Schedule prepared by IES that constitutes or reflects an event or occurrence that would have a Material Adverse Effect on IES may be made unless a majority of the Founding Companies consent to such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 8.1 and 9.1 have been fulfilled, the Schedules hereto shall be deemed to be the Schedules as amended or supplemented pursuant
to this Section 7.7.   In the event that the Company seeks to amend or
supplement a Schedule pursuant to this Section 7.7 to reflect an item not known to the Company or the Stockholders at the time of entering into this Agreement or an event occurring after the date of this Agreement, and IES does not consent to such amendment or supplement, this Agreement shall be deemed terminated by mutual consent as set forth in Section 12.1(i) hereof. In the event that IES seeks to amend or supplement a Schedule pursuant to this Section
7.7 and a majority of the Founding Companies do not consent to such amendment or supplement, this Agreement shall be deemed terminated by mutual consent as set forth in Section 12.1(i) hereof. No amendment of or supplement to a Schedule shall be made later than 24 hours prior to the anticipated effectiveness of the Registration Statement.

         7.8 COOPERATION IN PREPARATION OF REGISTRATION STATEMENT. The Company and the Stockholders shall furnish or cause to be furnished to IES and the Underwriters all of the information concerning the Company and the Stockholders required for inclusion in, and will cooperate with IES and the Underwriters in the preparation of, the Registration Statement and the prospectus included therein (including audited and unaudited financial statements, prepared in accordance with generally accepted accounting principles, in form suitable for inclusion in the Registration Statement). The parties hereto agree that the disclosure of information with respect to the Company and its Stockholders in the Registration Statement and while marketing the securities of IES in the IPO shall not be a violation of any confidentiality agreement, including Article 14 of this Agreement, among the parties hereto or their officers or stockholders. The Company and the Stockholders agree promptly to advise IES if at any time during the period in which a prospectus relating to the offering is required to be delivered under the 1933 Act, they discover that any information contained in the prospectus concerning the Company or the Stockholders becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy. Subject to the Company's right to review and approve such information in the Registration Statement set forth in Section 5.33 above, only insofar as the information relates solely to the Company or the Stockholders and is provided by them to IES specifically for inclusion in the Registration Statement, the Company represents and warrants as to such information with respect to itself, and each Stockholder represents and warrants, as to such information with respect to the Company and himself or herself, that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         7.9 FINAL FINANCIAL STATEMENTS. The Company shall provide at least 10 days prior to the Consummation Date the unaudited consolidated balance sheets of the Company as of the end of all fiscal quarters following the Balance Sheet Date, and the unaudited consolidated statement of income, cash flows and retained earnings of the Company for all fiscal quarters ended after the Balance Sheet Date, disclosing no Material Adverse Change in the Company or change which would cause a Material Adverse Effect in the financial condition of the Company or the results of its operations from the financial statements as of the Balance Sheet Date, except for the transactions permitted pursuant to the terms and conditions for equity distributions described in Annex I. Such financial statements shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as noted therein). Except as noted in such financial statements, all of such financial statements will present fairly the results of operations of the Company for the periods indicated therein.

         7.10 FURTHER ASSURANCES. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or appropriate to carry out the transactions contemplated hereby.

         7.11 AUTHORIZED CAPITAL. Prior to the Consummation Date, IES shall maintain its authorized capital stock as set forth in the Registration Statement filed with the SEC except for stock splits, such changes in authorized capital stock as are made to respond to comments made by the SEC or requirements of any exchange or automated trading system for which application is made to register the IES Stock and any changes necessary or advisable in order to permit the delivery of the opinion contemplated by Section 8.12 hereof.

         7.12 COMPLIANCE WITH THE HART-SCOTT ACT. All parties to this Agreement hereby recognize that one or more filings under the Hart-Scott Act may be required in connection with the transactions contemplated herein. If it is determined by the parties to this Agreement that filings under the Hart-Scott Act are required, then: (i) each of the parties hereto agrees to cooperate and use its best efforts to comply with the Hart-Scott Act, (ii) such compliance by the Stockholders and the Company shall be deemed a condition precedent in addition to the conditions precedent set forth in Section 9 of this Agreement, and such compliance by IES shall be deemed a condition precedent in addition to the conditions precedent set forth in Section 8 of this Agreement, and (iii) the parties agree to cooperate and use their best efforts to cause all filings required under the Hart-Scott Act to be made. If filings under the Hart-Scott Act are required, the costs and expenses thereof (including filing fees) shall be borne by IES. The obligation of each party to consummate the transactions contemplated by this Agreement is subject to the expiration or termination of the waiting period under the Hart-Scott Act, if applicable.

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS AND COMPANY

         The obligations of the Stockholders and the Company with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions, except Section 8.9. The obligations of the Stockholders and the Company with respect to actions to be taken on the Consummation Date are subject to the satisfaction or waiver on or prior to the Consummation Date of the condition set forth in Section 8.9. As of the Closing Date or, with respect to the conditions set forth in Section 8.9, as of the Consummation Date, if any such conditions have not been satisfied, any one or more Stockholders owning 51% or more of the Company Stock shall have the right to terminate this Agreement, or in the alternative, waive any condition not so satisfied. Any act or action of the Stockholders in consummating the Closing or delivering the certificates representing Company Stock as of the Consummation Date shall constitute a waiver of any conditions not so satisfied. However, no such waiver shall be deemed to affect the survival of the representations and warranties of IES contained in Section 6 hereof.

         8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of IES contained in Section 6 shall be true and correct in all material respects as of the Closing Date and the Consummation Date as though such representations and warranties had been made as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by IES on or before the

Closing Date and the Consummation Date shall have been duly complied with and performed in all material respects; and certificates to the foregoing effect dated the Closing Date and the Consummation Date, respectively, and signed by the President or any Vice President of IES shall have been delivered to the Stockholders.

         8.2 SATISFACTION. All actions, proceedings, instruments and documents that are not within the control of the Company or the Stockholders and that are required to carry out this Agreement or incidental hereto shall be reasonably satisfactory to the Company and its counsel. The Stockholders and the Company shall be satisfied based on information then known to them that the Registration Statement and the prospectus forming a part thereof, including any amendments thereof or supplements thereto, shall not as they relate to the Company or the Stockholders contain any untrue statement of a material fact, or omit to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that the condition contained in this sentence shall be deemed satisfied if the Company or Stockholders shall have failed to inform IES in writing prior to the effectiveness of the Registration Statement of the existence of an untrue statement of a material fact or the omission of such a statement of a material fact.

         8.3 NO LITIGATION. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the purchase and sale of the Company Stock or the IPO.

         8.4 OPINION OF COUNSEL. The Company shall have received an opinion from counsel for IES, dated the Consummation Date, in the form annexed hereto as Annex III.

         8.5 REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC and not subject to any stop order proceedings and the underwriters named therein shall have agreed to acquire on a firm commitment basis, subject to the conditions set forth in the underwriting agreement, on terms such that the aggregate value of the cash and the number of shares of IES Stock to be received by the Stockholders is not less than the Minimum Value set forth on Annex I.

         8.6 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the purchase and sale of the Company Stock and no governmental agency or body shall have taken any other action or made any request of Company as a result of which Company deems it inadvisable to proceed with the transactions hereunder.

         8.7 GOOD STANDING CERTIFICATES. IES shall have delivered to the Company a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the Delaware Secretary of State and in each state in which IES is authorized to do business, showing that IES is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for IES for all periods prior to the Closing have been filed and paid.

         8.8     NO MATERIAL ADVERSE CHANGE.   No event or circumstance shall
have occurred with respect to IES which would constitute and no change in the disclosures in the Draft Registration Statement shall have been made which reflects a Material Adverse Effect on IES.

         8.9 CLOSING OF IPO. The closing of the sale of the IES Stock to the Underwriters in the IPO shall have occurred simultaneously with the Consummation Date hereunder.

         8.10 SECRETARY'S CERTIFICATE. The Company shall have received a certificate or certificates, dated the Closing Date and signed by the secretary of IES, certifying the truth and correctness of attached copies of IES's Certificate of Incorporation (including amendments thereto), By-Laws (including amendments thereto), and resolutions of the board of directors and, if required, the Stockholders of IES approving IES's entering into this Agreement and the consummation of the transactions contemplated hereby.

         8.11    EMPLOYMENT AGREEMENTS.  Each of the persons listed on Schedule
9.12 shall have entered into an employment agreement substantially in the form of Annex V hereto.

         8.12 TAX MATTERS. The Stockholders shall have received an opinion of Andrews & Kurth L.L.P. or other tax advisor reasonably acceptable to the Stockholders that the IES Plan of Organization will qualify as a tax-free transfer of property under Section 351 of the Code and that the Stockholders will not recognize gain to the extent the Stockholders exchange stock of the Company for IES Stock (but not cash or other property) pursuant to the IES Plan of Organization.

         8.13 OTHER FOUNDING COMPANIES. If any two of the three Founding Companies with the highest revenues for the most recent fiscal year fail or refuse or are otherwise unable or unwilling to consummate the transactions described in the Other Agreements, the Company may terminate this Agreement and all previously delivered stock certificates representing Company Stock shall be returned to the Stockholders.

9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF IES

         The obligations of IES with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions, except Section 9.13. The obligations of IES with respect to actions to be taken on the Consummation Date are subject to the satisfaction or waiver on or prior to the Consummation Date of the conditions set forth in Sections 9.1, 9.2, 9.4 and 9.13. As of the

Closing Date or, with respect to the conditions set forth in Sections 9.1, 9.2,
9.4 and 9.13, as of the Consummation Date, if any such conditions have not been satisfied, IES shall have the right to terminate this Agreement, or waive any such condition, but no such waiver shall be deemed to affect the survival of the representations and warranties contained in Section 5 hereof.

         9.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE AND OBLIGATIONS. All the representations and warranties of the Stockholders and the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date and the Consummation Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Stockholders and the Company on or before the Closing Date or the Consummation Date, as the case may be, shall have been duly performed or complied with in all material respects; and the Stockholders shall have delivered to IES certificates dated the Closing Date and the Consummation Date, respectively, and signed by them to such effect.

         9.2 NO LITIGATION. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the purchase and sale of the Company Stock or the IPO.

         9.3 SECRETARY'S CERTIFICATE. IES shall have received a certificate, dated the Closing Date and signed by the secretary of the Company, certifying the truth and correctness of attached copies of the Company's Certificate of Incorporation (including amendments thereto), By-Laws (including amendments thereto), and resolutions of the board of directors and the Stockholders approving the Company's entering into this Agreement and the consummation of the transactions contemplated hereby.

         9.4 NO MATERIAL ADVERSE EFFECT. No event or circumstance shall have occurred with respect to the Company which would constitute a Material Adverse Effect, and the Company shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of the Company to conduct its business.

         9.5 STOCKHOLDERS' RELEASE. The Stockholders shall have delivered to IES an instrument dated the Closing Date which shall be effective only upon the occurrence of the Consummation Date releasing the Company from (i) any and all claims of the Stockholders against the Company and IES and (ii) obligations of the Company and IES to the Stockholders, except for (x) items specifically identified on Schedules 5.10 and 5.15 as being claims of or obligations to the Stockholders, (y) continuing obligations to Stockholders relating to their employment by the Company and (z) obligations arising under this Agreement or the transactions contemplated hereby. In the event that the Consummation Date does not occur, then the release instrument referenced herein shall be void and of no further force or effect.

         9.6 SATISFACTION. All actions, proceedings, instruments and documents that are not within the control of IES and that are required to carry out the transactions contemplated by this Agreement or incidental hereto shall have been approved by counsel to IES.

         9.7 TERMINATION OF RELATED PARTY AGREEMENTS. Except as set forth on Schedule 9.7, all existing agreements between the Company and the Stockholders (and between the Company and entities controlled by the Stockholders) shall have been canceled effective prior to or as of the Consummation Date.

         9.8 OPINION OF COUNSEL. IES shall have received an opinion from Counsel to the Company and the Stockholders, dated the Closing Date, substantially in the form annexed hereto as Annex IV.

         9.9 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; all consents and approvals of third parties listed on Schedule 5.23 shall have been obtained; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the purchase and sale of the Company Stock and no governmental agency or body shall have taken any other action or made any request of IES as a result of which IES deems it inadvisable to proceed with the transactions hereunder.

         9.10 GOOD STANDING CERTIFICATES. The Company shall have delivered to IES a certificate, dated as of a date no earlier than ten days prior to the Closing Date, duly issued by the appropriate governmental authority in the Company's state of incorporation and, unless waived by IES, in each state in which the Company is authorized to do business, showing the Company is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for the Company for all periods prior to the Closing have been filed and paid.

         9.11 REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC.

         9.12    EMPLOYMENT AGREEMENTS.  Each of the persons listed on Schedule
9.12 shall enter into an employment agreement substantially in the form of Annex V hereto.

         9.13 CLOSING OF IPO. The closing of the sale of the IES Stock to the Underwriters in the IPO shall have occurred simultaneously with the Consummation Date hereunder.

         9.14 FIRPTA CERTIFICATE. Each Stockholder shall have delivered to IES a certificate to the effect that he is not a foreign person pursuant to
Section 1.1445-2(b) of the Treasury regulations.

         9.15 RESIGNATIONS OF DIRECTORS. Any directors of the Company, other than those identified on Schedules 2.1, shall have resigned as directors of the Company.

10.      COVENANTS OF IES AND THE STOCKHOLDERS AFTER CLOSING

         10.1    RELEASE FROM GUARANTEES; REPAYMENT OF CERTAIN OBLIGATIONS.
IES shall use reasonable efforts to have the Stockholders released from any and all guarantees of the Company's indebtedness, including bond obligations, identified on Schedule 10.1. In the event that IES cannot obtain such releases from the lenders of any such guaranteed indebtedness identified on Schedule
10.1 on or prior to 120 days subsequent to the Consummation Date, IES shall promptly pay off or otherwise refinance or retire such indebtedness such that the Stockholders' personal liability shall be released. IES will indemnify the Stockholders against any loss or damage suffered during the 120 day period as a result of the personal guarantees.

         10.2 PRESERVATION OF TAX AND ACCOUNTING TREATMENT. Except as contemplated by this Agreement or the Registration Statement, after the Consummation Date, IES shall not and shall not permit any of its Subsidiaries to undertake any act that would jeopardize the tax-free status of the exchange of Company Stock for IES Stock (but not cash or other property), including without limitation:

                 (a) the retirement or reacquisition, directly or indirectly, of all or part of the IES Stock issued in connection with the transactions contemplated hereby; or

                 (b) the entering into of financial arrangements for the benefit of the Stockholders other than as described in the Registration Statement or as described in this Agreement.

         10.3    PREPARATION AND FILING OF TAX RETURNS.

                 (i) The Company, if possible, or otherwise the Stockholders shall file or cause to be filed all income Tax Returns (federal, state, local or otherwise) of any Acquired Party for all taxable periods that end on or before the Consummation Date, and shall permit IES to review all such Tax Returns prior to such filings. Unless the Company is a C corporation, the Stockholders shall pay or cause to be paid all Tax liabilities (in excess of all amounts already paid with respect thereto or properly accrued or reserved with respect thereto on the Company Financial Statements) shown by such Returns to be due.

                 (ii) IES shall file or cause to be filed all separate Returns of, or that include, any Acquired Party for all taxable periods ending after the Consummation Date.

                 (iii) Each party hereto shall, and shall cause its subsidiaries and affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file Returns pursuant to this Agreement shall bear all costs of filing such Returns.

                 (iv) Each of the Company, IES and each Stockholder shall comply with the tax reporting requirements of Section 1.351-3 of the Treasury Regulations promulgated under the Code, and treat the transaction as a tax- free contribution under Section 351(a) of the Code subject to gain, if any, recognized on the receipt of cash or other property under Section 351(b) of the Code.

         10.4 DIRECTORS. The persons named in the Draft Registration Statement shall be appointed as directors and elected as officers of IES, as and to the extent set forth in the Draft Registration Statement, promptly following the Consummation Date.

11.      INDEMNIFICATION

         The Stockholders and IES each make the following covenants that are applicable to them, respectively:

         11.1 GENERAL INDEMNIFICATION BY THE STOCKHOLDERS. The Stockholders covenant and agree that they, jointly and severally, will indemnify, defend, protect and hold harmless IES and the Company at all times, from and after the date of this Agreement until the Expiration Date (provided that for purposes of Section 11.1(iii) below, the Expiration Date shall be the date on which the applicable statute of limitations expires), from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by IES or the Company as a result of or arising from (i) any breach of the representations and warranties of the Stockholders or the Company set forth herein or on the schedules or certificates delivered in connection herewith, (ii) any breach of any agreement on the part of the Stockholders or the Company under this Agreement, or (iii) any liability under the 1933 Act, the 1934 Act or other Federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating solely to the Company or the Stockholders which was based upon information provided to IES or its counsel by the Company or the Stockholders and is contained in the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact relating to the Company or the Stockholders required to be stated therein or necessary to make the statements therein not misleading; provided, however, that such indemnity shall not inure to the benefit of IES or the Company to the extent that such untrue statement (or alleged untrue statement) was made in, or omission (or alleged omission) occurred in, any preliminary prospectus and the Stockholders provided, in writing, corrected information to IES counsel and to IES for inclusion in the final prospectus, and such information was not so included or properly delivered, and provided further, that no Stockholder shall be liable for any indemnification obligation pursuant to this Section 11.1 to the extent solely attributable to a breach of any representation, warranty or agreement made herein individually by any other Stockholder.

         IES acknowledges and agrees that other than the representations and warranties of the Company or the Stockholders specifically contained in this Agreement, there are no representations or warranties of the Company or the Stockholders, either express or implied, with respect to the transactions contemplated by this Agreement, the Company or its assets, liabilities and business.

         IES further acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated in this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 11. IES hereby waives to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action it or any indemnified person may have against the Company or any Stockholder relating to this Agreement or the transactions arising under or based upon any federal, state, local or foreign statute, law, rule, regulation or otherwise.

         11.2 INDEMNIFICATION BY IES. IES covenants and agrees that it will indemnify, defend, protect and hold harmless the Stockholders at all times from and after the date of this Agreement until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by the Stockholders as a result of or arising from (i) any breach by IES of its representations and warranties set forth herein or on the schedules or certificates attached hereto, (ii) any breach of any agreement on the part of IES under this Agreement; or (iii) any liability under the 1933 Act, the 1934 Act or other Federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to IES or any of the Other Founding Companies contained in any preliminary prospectus, the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact relating to IES or any of the Other Founding Companies required to be stated therein or necessary to make the statements therein not misleading, except to the extent such relates to the Company or the Stockholders.

         11.3 THIRD PERSON CLAIMS. Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), or the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Section
11.1 or 11.2 hereof (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any criminal proceeding without the written consent of the Indemnified Party. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. All Indemnified Parties shall use the same counsel, which shall be the counsel selected by Indemnifying Party, provided that if counsel to the Indemnifying Party shall have a conflict of interest that prevents counsel for the Indemnifying Party from representing Indemnified Party, Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and Indemnifying Party will reimburse the Indemnified Party for the reasonable expenses of its counsel. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except (i) as set forth in the preceding sentence and (ii) to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses and out-of-pocket expenses. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person. Upon agreement as to such settlement between said Third Person and the Indemnifying Party, the Indemnifying Party shall, in exchange for a complete release from the Indemnified Party, promptly pay to the Indemnified Party the amount agreed to in such settlement. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall pay the Indemnified Party for the settlement amount and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, however, that under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the

Indemnifying Party, which consent shall not be unreasonably withheld or delayed. All settlements hereunder shall effect a complete release of the Indemnified Party, unless the Indemnified Party otherwise agrees in writing. The parties hereto will make appropriate adjustments for insurance proceeds in determining the amount of any indemnification obligation under this Section.

         11.4    EXCLUSIVE REMEDY.  The indemnification provided for in this
Section 11 shall (except as prohibited by ERISA) be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party, provided that, nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement. Any indemnity payment under this Section 11 shall be treated as an adjustment to the exchange consideration for tax purposes unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its affiliate causes any such payment not to be treated as an adjustment to the exchange consideration for U.S. Federal Income Tax purposes.

         11.5 LIMITATIONS ON INDEMNIFICATION. IES and the other persons or entities indemnified pursuant to Section 11.1 or 11.2 shall not assert any claim for indemnification hereunder against the Stockholders until such time as, and solely to the extent that, the aggregate of all claims which such persons may have against such the Stockholders shall exceed the greater of (a) 3.0% of the sum of (i) the cash paid to the Stockholders pursuant to Section
1.2 plus (ii) the value of the IES Stock delivered to the Stockholders pursuant to Section 1.2 (calculated as provided in this Section 11.5), or (b) $50,000 (the "Indemnification Threshold"). Stockholders shall not assert any claim for indemnification hereunder against IES until such time as, and solely to the extent that, the aggregate of all claims which Stockholders may have against IES shall exceed $50,000. Even after the $50,000 threshold for IES or the Indemnification Threshold for a Stockholder has been met, all claims must be made in $10,000 increments, which claims may be cumulated in order to meet such $50,000 and $10,000 thresholds. For purposes of this paragraph, the IES Stock delivered to the Stockholders shall be valued at the initial public offering price as set forth in the Registration Statement.

         No person shall be entitled to indemnification under this Section 11 if and to the extent that such person's claim for indemnification is directly or indirectly related to a breach by such person of any representation, warranty, covenant or other agreement set forth in this Agreement.

         Notwithstanding any other term of this Agreement, no Stockholder shall be liable under this Section 11 for an amount which exceeds eighty-five percent (85%) of the amount of proceeds received by such Stockholder (valued as of the Consummation Date) in connection with the purchase and sale of the Company Stock. For purposes of crediting Stockholders for payments made pursuant to
Section 11.1, the IES Stock shall be valued at the greater of (a) the initial public offering price as set forth in the Registration Statement and (b) the average of the closing prices of the IES Stock (rounded to the nearest one thousandth) on the five trading days preceding the date on which a claim for indemnification is made, as reported in The Wall Street Journal.

12.      TERMINATION OF AGREEMENT

         12.1 TERMINATION. This Agreement may be terminated at any time prior to the Consummation Date solely:

                 (i) by mutual consent of the boards of directors of IES and the Company;

                 (ii) by the Stockholders or the Company (acting through its board of directors), on the one hand, or by IES (acting through its board of directors), on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by February 28, 1998, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Consummation Date;

                 (iii) by the Stockholders or the Company, on the one hand, or by IES, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made on or before the Consummation Date or by the Stockholders or the Company, if the conditions set forth in Section 8 hereof have not been satisfied or waived as of the Closing Date or the Consummation Date, as applicable, or by IES, if the conditions set forth in Section 9 hereof have not been satisfied or waived as of the Closing Date or the Consummation Date, as applicable; or

                 (iv)     pursuant to Section 4 hereof.

         12.2    LIABILITIES IN EVENT OF TERMINATION.  Except as provided in
Section 7.7 hereof, the termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal and audit costs and out of pocket expenses.

13.      NONCOMPETITION

         13.1 PROHIBITED ACTIVITIES. The Stockholders will not, without the prior written consent of IES, for a period of two (2) years following the Consummation Date, for any reason whatsoever, directly or indirectly, for themselves or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

                 (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any electrical contracting business or operation or related services business in direct competition with IES or any of the subsidiaries thereof, within 100 miles of where the Company or any of its subsidiaries conducted business prior to the Effective Time (the "Territory");

                 (ii) call upon any person who is, at that time, within the Territory, an employee of IES or any subsidiary thereof for the purpose or with the intent of enticing such employee away from or out of the employ of IES or any subsidiary thereof;

                 (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to the Consummation Date, a customer of IES or any subsidiary thereof, of the Company or of any of the Other Founding Companies within the Territory for the purpose of soliciting or selling products or services in direct competition with IES within the Territory;

                 (iv) call upon any prospective acquisition candidate, on any Stockholder's own behalf or on behalf of any competitor in the electrical contracting business, which candidate, to the actual knowledge of such Stockholder after due inquiry, was called upon by IES or any subsidiary thereof or for which, to the actual knowledge of such Stockholder after due inquiry, IES or any subsidiary thereof made an acquisition analysis, for the purpose of acquiring such entity; or

                 (v) disclose customers, whether in existence or proposed, of the Company to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that the Company has in the past disclosed such information to the public for valid business reasons.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any Stockholder from acquiring as a passive investment (i) not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange, the NASDAQ Stock Market or over-the-counter, or (ii) not more than five percent (5%) of the capital stock of a competing business whose stock is not publicly traded if the Board of Directors of IES consents to such acquisition.

         13.2 DAMAGES. Because of the difficulty of measuring economic losses to IES as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to IES for which it would have no other adequate remedy, each Stockholder agrees that the foregoing covenant may be enforced by IES in the event of breach by such Stockholder, by injunctions and restraining orders.

         13.3 REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this Section 13 impose a reasonable restraint on the Stockholders in light of the activities and business of IES and the subsidiaries thereof on the date of the execution of this Agreement and the current plans of IES; but it is also the intent of IES and the Stockholders that such covenants be construed and enforced in accordance with the changing activities, business and locations of IES and its subsidiaries throughout the term of this covenant.

         13.4 SEVERABILITY; REFORMATION. The covenants in this Section 13 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

         13.5 INDEPENDENT COVENANT. All of the covenants in this Section 13 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against IES or any subsidiary thereof, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by IES of such covenants. It is specifically agreed that the period of two (2) years stated at the beginning of this Section 13, during which the agreements and covenants of each Stockholder made in this Section 13 shall be effective, shall be computed by excluding from such computation any time during which such Stockholder is in violation of any provision of this Section 13. The covenants contained in Section 13 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

         13.6 MATERIALITY. The Company and the Stockholders hereby agree that this covenant is a material and substantial part of this transaction.

14.      NONDISCLOSURE OF CONFIDENTIAL INFORMATION

         14.1 STOCKHOLDERS. The Stockholders recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of the Company, the Other Founding Companies, and/or IES, such as operational policies, customer lists, and pricing and cost policies that are valuable, special and unique assets of the Company's, the Other Founding Companies' and/or IES's respective businesses. The Stockholders agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of IES, (b) following the Closing, such information may be disclosed by the Stockholders as is required in the course of performing their duties for IES or the Company and (c) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 14.1, unless (i) such information becomes known to the public generally through no fault of the Stockholders, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), the Stockholders shall, if possible, give prior written notice thereof to IES and provide IES with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by any of the Stockholders of the provisions of this Section, IES shall be entitled to an injunction restraining such Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting IES from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event the transactions contemplated by this Agreement are not consummated, Stockholders shall have none of the above-mentioned restrictions on their ability to disseminate confidential information with respect to the Company.

         14.2 IES. IES recognizes and acknowledges that it had in the past and currently has access to certain confidential information of the Company, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company's business. IES agrees that, prior to the Closing, or if the Transactions contemplated by this Agreement are not consummated, it will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of the Company, (b) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 14.2, (c) to the Other Founding Companies and their representatives pursuant to Section 7.1(a), unless
(i) such information becomes known to the public generally through no fault of IES, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), IES shall, if possible, give prior written notice thereof to the Company and the Stockholders and provide the Company and the Stockholders with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, and (d) to the public to the extent necessary or advisable in connection with the filing of the Registration Statement and the IPO and the securities laws applicable thereto and to the operation of IES as a publicly held entity after the IPO. In the event of a breach or threatened breach by IES of the provisions of this Section, the Company and the Stockholders shall be entitled to an injunction restraining IES from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Company and the Stockholders from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         14.3 DAMAGES. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 14.1 and 14.2, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders.

         14.4 SURVIVAL. The obligations of the parties under this Article 14 shall survive the termination of this Agreement for a period of five years from the Consummation Date.

         14.5 RETURN OF INFORMATION. If the transactions contemplated by this Agreement are not consummated, IES will return or destroy all confidential information regarding the Company.

15.      TRANSFER RESTRICTIONS

         15.1 TRANSFER RESTRICTIONS. Unless otherwise agreed by IES, except for transfers to immediate family members who agree to be bound by the restrictions set forth in this Section 15.1 (or trusts for the benefit of the Stockholders or family members, or trusts in which a Stockholder is both the grantor and the beneficiary, the trustees of which so agree), for a period of two years from the Closing, except pursuant to Section 17 hereof, none of the Stockholders shall sell, assign, exchange, transfer, appoint, or otherwise dispose of any shares of IES Stock received by the Stockholders pursuant to this Agreement. The certificates evidencing the IES Stock delivered to the Stockholders pursuant to Section 3 of this Agreement will bear a legend substantially in the form set forth below and containing such other information as IES may deem necessary or appropriate:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF WITHOUT THE WRITTEN CONSENT OF IES, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO [THE SECOND ANNIVERSARY OF CLOSING DATE]. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

16.      FEDERAL SECURITIES ACT REPRESENTATIONS

         16.1 COMPLIANCE WITH LAW. The Stockholders acknowledge that the shares of IES Stock to be delivered to the Stockholders pursuant to this Agreement have not been and will not be registered under the 1933 Act (except as provided in Section 17 hereof) and therefore may not be resold without compliance with the 1933 Act. The IES Stock to be acquired by such Stockholders pursuant to this Agreement is being acquired solely for their own respective accounts, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution. The Stockholders covenant, warrant and represent that none of the shares of IES Stock issued to such Stockholders will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC. All the IES Stock shall bear the following legend in addition to the legend required under Section 15 of this Agreement:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE ACT AND APPLICABLE SECURITIES LAW.

         16.2 ECONOMIC RISK; SOPHISTICATION. The Stockholders are able to bear the economic risk of an investment in the IES Stock to be acquired pursuant to this Agreement and can afford to sustain a total loss of such investment. Each Stockholder has substantial knowledge and experience in making investment decisions of this type (or is relying on qualified purchaser representatives with such knowledge and experience in making this decision), and is capable, either individually or with such purchaser representatives, of evaluating the merits and risks of this investment. The Stockholders party hereto have had an adequate opportunity to ask questions and receive answers from the officers of IES concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of IES, the plans for the operations of the business of IES, the business, operations and financial condition of the Founding Companies other than the Company, and any plans for additional acquisitions and the like. The Stockholders have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction. Except as set forth on
Schedule 16.2, each Stockholder is an "accredited investor" as defined in Rule 501(a) of the 1933 Act.

17.      REGISTRATION RIGHTS

         17.1 PIGGYBACK REGISTRATION RIGHTS. At any time following the Consummation Date, whenever IES proposes to register any IES Stock for its own or others account under the 1933 Act for a public offering, other than (i) any shelf or other registration of shares to be used as consideration for acquisitions of additional businesses by IES and (ii) registrations relating to employee benefit plans, IES shall give each of the Stockholders prompt written notice of its intent to do so. Upon the written request of any of the Stockholders given within 10 days after receipt of such notice, IES shall cause to be included in such registration all of the IES Stock issued to such Stockholders pursuant to this Agreement (including any stock issued as or issuable upon the conversion or exchange of any convertible security, warrant, right or other security which is issued by IES as a stock split, dividend or other distribution with respect to, or in exchange for, or in replacement of such IES Stock) which any such Stockholder requests, other than shares of IES Stock which may be sold under Rule 144(k) (or any similar or successor provision) promulgated under the 1933 Act, and other than shares of IES Stock that have been theretofore sold by the Stockholder in accordance with the 1933 Act, provided that IES shall have the right to reduce pro rata the number of shares of each Selling Stockholder included in such registration to the extent that inclusion of such shares could, in the written opinion of tax counsel to IES or its independent auditors, jeopardize the status of the transactions contemplated hereby and by the Registration Statement as a tax-free organization under Section 351 of the Code. In addition, if IES is advised in writing in good faith by any managing underwriter of an underwritten offering of the securities being offered pursuant to any registration statement under this Section 17.1 that the number of shares to be sold by persons other than IES is greater than the number of such shares which can be offered without adversely affecting the success of the offering, IES may reduce pro rata (among the Stockholders and all other selling security holders in the offering) the number of shares offered for the accounts of such persons (based upon the number of shares held by such person) to a number deemed satisfactory by such managing underwriter. If any Stockholder disapproves of the terms of the underwriting, that Stockholder may elect to withdraw therefrom by written notice to IES and the managing underwriter. That Stockholder's shares of IES Stock so withdrawn shall also be withdrawn from registration; provided, however, that, if by the withdrawal of such shares a greater number of shares of IES Stock held by other Stockholders may be included in such registration, then IES shall offer to all other Stockholders of IES the right to include additional shares in the same proportion used in effecting the above limitations.

         17.2 REGISTRATION PROCEDURES. Whenever IES is required to register shares of IES Stock pursuant to Sections 17.1, IES will, as expeditiously as possible:

                 (i) Prepare and file with the SEC a registration statement with respect to such shares and use its best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements or term sheets thereto, IES will furnish a representative of the Stockholders with copies of all such documents proposed to be filed) as promptly as practical;

                 (ii) Notify the Stockholders of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

                 (iii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 120 days, cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 474 under the 1933 Act; and comply with the provisions of the 1933 Act applicable to it with respect to the disposition of all securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement or supplement to the prospectus;

                 (iv) Furnish to each Stockholder who so requests such number of copies of such registration statement, each amendment and supplement thereto and the prospectus included in such registration statement (including each preliminary prospectus and any term sheet associated therewith), and such other documents as such Stockholder may reasonably request in order to facilitate the disposition of the relevant shares;

                 (v) Make "generally available to its security holders" (within the meaning of Rule 158) an earnings statement satisfying the provisions of Section 11(a) of the 1933 Act and Rule 158 thereunder no later than 90 days after the end of the 12-month period beginning with the first day of IES' first fiscal quarter commencing after the effective date of the registration statement;

                 (vi) Make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible moment;

                 (vii) If requested by the managing underwriter or underwriters, if any, or any participating Stockholder, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters or any participating Stockholder, as the case may be, reasonably requests to be included therein, including, without limitation, information with respect to the number of shares of IES Stock being sold by participating Stockholders to any underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and with respect to any other terms of an underwritten offering of the shares of IES Stock to be sold in such offering, and promptly make all required filings of such prospectus by supplement or post-effective amendment;

                 (viii) Make available for inspection by participating Stockholders, any underwriter participating in any disposition pursuant to such registration statement, and the counsel retained by the participating Stockholders, counsel for the underwriters and any accountant or other agent retained by participating Stockholders or any such underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of IES (the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause IES' officers, directors and employees to supply all information reasonably requested by any such Inspectors in connection with such registration statement; provided, that records which IES determines, in good faith, to be confidential and which IES notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after delivery of sufficient notice to IES to enable IES to contest such subpoena or order;

                 (ix) Take all other steps reasonably necessary to effect the registration of the shares of IES Stock contemplated hereby;

                 (x) Use its best efforts to register or qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Stockholders, and to keep such registration or qualification effective during the period such registration statement is required to be kept effective, provided that IES shall not be required to become subject to taxation, to qualify generally to do business or to file a general consent to service of process in any such states or jurisdictions;

                 (xi) Cause all such shares of IES Stock to be listed or included not later than the date of the first sale of shares of IES Stock under such registration statement on any securities exchanges or trading systems on which similar securities issued by IES are then listed or included; and

                 (xii) Notify each Stockholder at any time when a prospectus relating thereto is required to be delivered under the 1933 Act within the period that IES is required to keep the registration statement effective of the happening of any event as a result of which the prospectus included in such registration statement (as then in effect), together with any associated term sheet, contains an untrue statement of a material fact or omits to state any fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading, and, at the request of such Stockholder, IES promptly will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the covered shares, such prospectus will not contain an untrue statement of material fact or omit to state any fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading.

         All expenses incurred in connection with the registration under this
Article 17 and compliance with securities and blue sky laws (including all registration, filing, listing, escrow agent, qualification, legal, printer and accounting fees, but excluding underwriting commissions and discounts), shall be borne by IES.

         17.3    INDEMNIFICATION.

                 (a) In connection with any registration under Section 17.1, IES shall indemnify, to the extent permitted by law, each selling Stockholder (an "Indemnified Party") against all losses, claims, damages, liabilities and expenses arising out of or resulting from any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or associated term sheet or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading except insofar as the same are caused by or contained in or omitted from any information furnished in writing to IES by such Indemnified Party expressly for use therein or by any Indemnified Parties' failure to deliver a copy of the registration statement or prospectus or any amendment or supplements thereto after IES has furnished such Indemnified Party with a sufficient number of copies of the same.

                 (b) In connection with any registration under Section 17.1, each Stockholder shall furnish to IES in writing such information concerning the Stockholder and his or her proposed offering of shares as is reasonably requested by IES for use in any such registration statement or prospectus and will indemnify, to the extent permitted by law, IES, its directors and officers and each person who controls IES (within the meaning of the 1933 Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of a material fact or any omission or alleged omission to state therein a material fact required to be stated in the registration statement or prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue or alleged untrue statement or omission or alleged omission is contained in or omitted from information so furnished in writing to IES by such Stockholder expressly for use in the registration statement. Notwithstanding the foregoing, the liability of a Stockholder under this Section 17.3 shall be limited to an amount equal to the net proceeds actually received by such Stockholder from the sale of the relevant shares covered by the registration statement.

                 (c)      Any person entitled to indemnification hereunder will
(i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified parties' reasonable judgment, a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. Any failure to give prompt notice shall deprive a party of its right to indemnification hereunder only to the extent that such failure shall have adversely affected the indemnifying party. If the defense of any claim is assumed, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent shall not be unreasonably withheld). An indemnifying party that is not entitled or elects not, to assume the defense of a claim, will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

         17.4 UNDERWRITING AGREEMENT. In connection with each registration pursuant to Sections 17.1 covering an underwritten registered offering, IES and each participating Stockholder agree to enter into a written agreement with the managing underwriters in such form and containing such provisions as are customary in the securities business for such an arrangement between such managing underwriters and companies of IES's size and investment stature, including indemnification; provided, however, that the Stockholder shall be exempt and excluded from any indemnification of the managing underwriters other than with respect to information provided by the respective Stockholders to IES or the managing underwriters.

         17.5 TRANSFER OF RIGHTS. The right to cause IES to register shares of IES Stock under this Agreement may be assigned to a transferee or assignee of any Stockholder to the extent that such transferee or assignee is a member of the immediate family of a Stockholder, or a trust or partnership for the benefit of any such persons.

         17.6 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of IES stock to the public without registration, IES agrees to use its reasonable efforts to:

                 (i) make and keep public information regarding IES available as those terms are understood and defined in Rule 144 under the 1933 Act for a period of six years beginning 90 days following the effective date of the Registration Statement;

                 (ii) file with the SEC in a timely manner all reports and other documents required of IES under the 1933 Act and the 1934 Act at any time after it has become subject to such reporting requirements; and

                 (iii) so long as a Stockholder owns any restricted IES Common Stock, furnish to each Stockholder forthwith upon written request a written statement by IES as to its compliance with the current public information requirements of Rule 144 (at any time from and after 90 days following the effective date of the Registration Statement, and of the 1933 Act and the 1934 Act (any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of IES, and such other reports and documents so filed as a Stockholder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Stockholder to sell any such shares without registration.

18.      GENERAL

         18.1 COOPERATION. The Company, Stockholders and IES shall each deliver or cause to be delivered to the other on the Consummation Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. The Company will cooperate and use its reasonable efforts to have the present officers, directors and employees of the Company cooperate with IES on and after the Consummation Date in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Consummation Date.

         18.2 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of IES, and the heirs and legal representatives of the Stockholders.

         18.3 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the Company and IES and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the Stockholders, the Company and IES, acting through their respective officers or trustees, duly authorized by their respective Boards of Directors. Any disclosure made on any Schedule delivered pursuant hereto shall be deemed to have been disclosed for purposes of any other Schedule required hereby, provided that the Company shall make a good faith effort to cross reference disclosure, as necessary or advisable, between related Schedules.

         18.4 COUNTERPARTS. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. A telecopied facsimile of an executed counterpart of this Agreement shall be sufficient to evidence the binding agreement of each party to the terms hereof. However, each party agrees to return to the other parties an original, duly executed counterpart of this Agreement promptly after delivery of a telecopied facsimile thereof.

         18.5 BROKERS AND AGENTS. Except as disclosed on Schedule 18.5, each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

         18.6 EXPENSES. Whether or not the transactions herein contemplated shall be consummated, IES will pay the fees, expenses and disbursements of IES and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by IES under this Agreement, including the fees and expenses of Arthur Andersen, LLP, Andrews & Kurth L.L.P., and any other person or entity retained by IES, and the costs of preparing the Registration Statement. Each Stockholder shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") imposed in connection with the purchase and sale of the Company Stock, other than Transfer Taxes, if any, imposed by the State of Delaware. Each Stockholder shall file all necessary documentation and Returns with respect to such Transfer Taxes. In addition, each Stockholder acknowledges that he, and not the Company or IES, will pay all taxes due by him upon receipt of the consideration payable pursuant to Section 1 hereof. The Stockholders acknowledge that the risks of the transactions contemplated hereby include tax risks, with respect to which the Stockholders are relying partially on the opinion contemplated by Section 8.12 hereof and representations by IES in this Agreement.

         18.7 NOTICES. All notices of communication required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party.

         (a)     If to IES addressed to it at:

                 Integrated Electrical Services, Inc.
                 2301 Preston
                 Houston, Texas 77003

         with copies to:

                 John F. Wombwell
                 Andrews & Kurth L.L.P.
                 4200 Texas Commerce Tower
                 Houston, Texas 77002

         (b) If to the Stockholders, addressed to them at their addresses set forth on the signature pages hereto, with copies to:

                 Malcolm Gibson
                 Gibson & Herberger L.L.P.
                 Three Riverway
                 Suite 400
                 Houston, Texas  77056

         (c)     If to the Company, addressed to it at:

                 Summit Electric of Texas, Incorporated
                 4545 South Pinemont
                 Houston, Texas  77041

or to such other address or counsel as any party hereto shall specify pursuant to this Section 18.7 from time to time.

         18.8 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Texas, excluding any conflicts of law, rule or principle that might refer same to the laws of another jurisdiction.

         18.9 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of the parties made herein and at the time of the Closing or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties until the Expiration Date.

         18.10 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

         18.11   TIME.  Time is of the essence with respect to this Agreement.

         18.12 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. No provision of this Agreement shall be interpreted or construed against any party solely because that party or its legal representative drafted such provision.

         18.13 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

         18.14 CAPTIONS. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

         18.15 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of IES, the Company and Stockholders who hold or held at least 51% of the Company Stock. Any amendment or waiver effected in accordance with this Section 18.15 shall be binding upon each of the parties hereto, any other person receiving IES Stock in connection with the purchase and sale of the Company Stock and each future holder of such IES Stock.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       INTEGRATED ELECTRICAL
                                       SERVICES, INC.

                                       By:  /s/
                                          -------------------------------
                                            Senior Vice President
                                            & Chief Financial Officer





                  [Remainder of page intentionally left blank]

                                       SUMMIT ELECTRIC OF TEXAS,
                                         INCORPORATED



                                       By:  /s/
                                          --------------------------------------
                                               Name:
                                                    ----------------------------
                                               Title:
                                                     ---------------------------



                                       /s/ STEVEN E. JACKSON
                                       -----------------------------------------
                                       Steven E. Jackson     Shares Owned: 1,000
                                       18323 Mountfield
                                       Houston, Texas  77084

                                       Spousal Consent and Acknowledgment:


                                       /s/ CLARE SULLIVAN-JACKSON
                                       -----------------------------------------
                                       Clare Sullivan-Jackson
                                       18323 Mountfield
                                       Houston, Texas  77084

                                    ANNEX I

                        TO THE STOCK PURCHASE AGREEMENT
                          DATED AS OF OCTOBER 21, 1997
                                  BY AND AMONG
                      INTEGRATED ELECTRICAL SERVICES, INC.
                   AND SUMMIT ELECTRIC OF TEXAS, INCORPORATED
                              AND ITS STOCKHOLDER

                  CONSIDERATION TO BE PAID TO THE STOCKHOLDER


               AGGREGATE CONSIDERATION TO BE PAID TO STOCKHOLDER:


$6,001,437 in cash and the value of outstanding common stock of Integrated Electrical Services, Inc. (IES) assuming a public offering price of $14.00 per share, consisting of 321,506 shares of IES common stock and $1,500,439 of cash, it being agreed that the actual amount of all shares shall remain unchanged while the cash payments described in this Annex I will depend on the actual initial public offering price of the common stock of IES in the IPO, which may be more or less than $14.00 per share; provided, however that the aggregate consideration shall not be less than the minimum value set forth below. Such cash will be the cash consideration noted below less $400,000 multiplied by the actual initial public offering price per share divided by $14 plus $400,000.

                  Consideration to be paid to the STOCKHOLDER:

                                           Number of
                                            Company            Shares of IES
Stockholder                              Shares Owned         Common Stock(1)                      Cash
-----------                              ------------         --------------                    ----------
Steven E. Jackson                               1,000                321,506                    $1,900,439


                                         ------------         --------------                    ----------
                                                1,000                321,506                    $1,900,439
                                         ============         ==============                    ==========
MINIMUM VALUE:                              4,910,265



_________________
(1) After giving effect to the proposed stock split described in the Draft Registration Statement.

S Corporations

1. All S Corporations may distribute any previously taxed earnings as of June 30, 1997, to the extent of nonoperating net assets (as disclosed in the Schedules to the definitive agreement) and excess cash, plus any remaining excess cash (as set forth on the next page). To the extent nonoperating assets and cash are not sufficient to fund a portion of the distribution of previously taxed earnings, the company may complete the distribution by issuing a note payable to shareholders which will be funded by IES as soon as practical after the consummation date.

2. In addition to 1 above, all S Corporations are entitled to distribute their net earnings and any capital contributions made from July 1, 1997, through the consummation date. To the extent the company does not have sufficient cash available to distribute the net earnings from July 1, 1997, through the consummation date, the distribution may be in the form of a note payable to the shareholder(s) and will be funded by IES as soon as practical after the consummation date.

3. The distributions described in 1 above may not exceed the company's retained earnings as determined under generally accepted accounted principles at June 30, 1997, and the total of all distributions in 1 and 2 above may not reduce the Company's equity as determined under generally accepted accounted principles below the minimum cash requirements set forth on the next page.

C Corporations

1. All C Corporations are entitled to their excess cash (as set forth on the next page) at June 30, 1997, along with nonoperating net assets (as disclosed in the Schedules to the definitive agreement) to be distributed to the shareholder(s).

2. In addition to 1 above, all C Corporations are entitled to distribute all net earnings after tax from July 1, 1997, through the consummation date. To the extent the company does not have sufficient cash available to distribute the net earnings from July 1, 1997, through the consummation date, the distribution may be in the form of a note payable to the shareholder(s) and will be funded by IES as soon as practical after the consummation date.

3. The distributions described in 1 above may not exceed the company's retained earnings as determined under generally accepted accounted principles at June 30, 1997, and the total of all distributions in 1 and 2 above may not reduce the Company's equity as determined under generally accepted accounting principles below the minimum cash requirements set forth on the next page.

                                              Cash and Cash
                                            Equivalents as of             Minimum                Excess
                                              June 30, 1997            Cash Required              Cash
                                            ------------------------------------------------------------
Ace Electric, Inc.                                  130,028                30,000                100,028

Amber Electric, Inc.                                759,329                90,000                669,329

Bexar Electric Company, Ltd.                        782,000               190,000                590,000

Daniel Electrical Contractors, Inc.               1,200,831               100,000              1,100,831

Hatfield Electric, Inc.                             -37,746                40,000                      0

Haymaker Electric, Inc.                              13,314                50,000                      0

Houston-Stafford Electric, Inc.                   3,251,114               150,000              3,101,114

Stark Investments, Inc.                             395,827               150,000                245,827

Mills Electrical Contractors, Inc.                2,021,000               300,000              1,721,000

Muth Electric, Inc.                                   9,000               100,000                      0

Pollock Electric, Inc.                               14,960                90,000                      0

Reynolds Electric Corp.                             138,951                40,000                 98,951

Rodgers Electric Company, Inc.                      846,833                20,000                826,833

Summit Electric of Texas, Incorporated               32,129                60,000                      0

Thomas Popp & Company                               598,361                20,000                578,361

Thurman & O'Connell Corporation                   1,479,550                30,000              1,449,550